UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant
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Ally Financial Inc.
(Name of Registrant as Specified In Its Charter)
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ALLY 2023 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

a message from our CEO.

March 21, 2023

Dear Fellow Stockholders:

We are pleased to invite you to Ally Financial Inc.’s 2023 Annual Meeting of Stockholders. The meeting will be held at the JW Marriott Charlotte, 600 South College Street, Charlotte, North Carolina 28202, on May 3, 2023, at 9:00 a.m. Eastern Daylight Time.

We use the internet as our primary means of furnishing proxy materials to our stockholders, including the notice and proxy statement, a proxy card, and our 2022 annual report. The notice and proxy statement contain important information about proxy voting and the business to be conducted at the meeting. Whether or not you plan to attend the meeting, please vote as promptly as possible to make sure your vote is counted. Every stockholder vote is important, and we want to ensure your shares are represented at the meeting.

In 2022, we exhibited another year of steady execution and delivered solid financial results. The strength and agility of our business model have been demonstrated as we’ve navigated a constantly changing operating environment while simultaneously growing customers, enhancing our digital capabilities, optimizing the balance sheet, and diversifying revenues.

Our long-term success is underpinned by our purpose-driven ‘Do It Right’ culture and relentless focus on delivering for our customers, employees, and communities. For our customers, we introduced CoverDraft, a service that further enhances overdraft protection, building on our decision to eliminate overdraft fees. For our employees, we increased our minimum wage to $23 per hour and announced another year of #OwnIt grants, which further instill an ownership mentality across the organization. And within the communities in which we live and work, Ally teammates volunteered over 44,000 hours of their time, including 2,300 hours dedicated to environmental causes in support of our “Green Teams” initiative.

Staying true to our inclusive culture and LEAD core values has been a key element of our execution against long-term priorities in the past and position us to continue delivering strong financial results and long-term value for our stockholders in the years ahead.

Thank you for your continued support of Ally Financial Inc. Sincerely, Jeffrey J. Brown Chief Executive Officer

notice of annual meeting

DATE:	TIME:	LOCATION:
Wednesday, May 3, 2023	9:00 a.m. Eastern Daylight Time	JW Marriott Charlotte 600 South College Street Charlotte, North Carolina 28202

Matters to be voted on

1. Election of directors

2. Advisory vote on executive compensation

3. Ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023

4. Such other business as may properly come before the meeting

Jeffrey A. Belisle

Corporate Secretary

March 21, 2023

Only stockholders of record at the close of business on March 7, 2023, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders of record entitled to vote is on file at the principal executive office of the Company located at 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226.

We use the internet as our primary means of furnishing proxy materials to our stockholders, including the notice and proxy statement, a proxy card, and our 2022 annual report. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the internet. The notice will also explain how stockholders may obtain paper copies of our proxy materials if they so choose. Internet transmission and voting are designed to be efficient, minimize cost, and conserve natural resources.

Voting procedures are described in the proxy statement. No stockholder has a dissenter’s right of appraisal or similar right in connection with any of the proposals. If you wish to attend the meeting in person, you will need to follow the instructions set forth on page 3 of the proxy statement and otherwise satisfy the eligibility criteria described there.

proxy statement

General Information About the Annual Meeting

Date and Time: Wednesday, May 3, 2023, at 9:00 a.m. EDT	Location: JW Marriott Charlotte 600 South College Street Charlotte, North Carolina 28202	Record Date: March 7, 2023	Proxy Mail Date: On or about March 21, 2023

Solicitation

The solicitation of your proxy is made on behalf of the Board of Directors of Ally Financial Inc. (Board) for use at our 2023 annual meeting of stockholders to be held on May 3, 2023, and any adjournment of the meeting (Annual Meeting). References in this proxy statement to we, us, our, the Company, and Ally refer to Ally Financial Inc. and its consolidated subsidiaries, unless the context requires otherwise.

This proxy statement and the related form of proxy will first be sent or given on or about March 21, 2023, to the stockholders of record of our common stock at the close of business on March 7, 2023 (record date). This proxy statement and our annual report for the year ended December 31, 2022, also will first be made available on our website at www.ally.com/about/investor/sec-filings/, free of charge, at or about the same time.

The complete mailing address of the Company’s principal executive office is 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Annual Meeting will be held at the JW Marriott Charlotte, 600 South College Street, Charlotte, North Carolina 28202.

Electronic Availability of Proxy Materials for the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 3, 2023. This proxy statement, our annual report to stockholders for fiscal year 2022, and our Form 10-K for fiscal year 2022 are available electronically at www.proxyvote.com/ALLY.

Voting Rights and Procedures

Stockholders of record at the close of business on the record date may vote at the Annual Meeting. As of the record date, 300,810,824 shares of our common stock were issued and outstanding and, therefore, eligible to be voted at the Annual Meeting. Only one class of our common stock exists, and each share is entitled to one vote.

Stockholders of record or record holders have shares of our common stock registered in their names with our transfer agent, Computershare Inc. Beneficial owners, in contrast, own shares of our common stock that are held in “street name” through a broker, bank, or other nominee. Beneficial owners generally cannot vote their shares directly and must instead instruct their brokers, banks, or other nominees how to vote the shares. If you are a beneficial owner of our common stock, your proxy is being solicited through your broker, bank, or other nominee.

2023 Proxy Statement	1

You may vote FOR, AGAINST, or ABSTAIN on each of the three proposals. The Board recommends that you vote as follows:

Board Voting Recommendations

Proposal 1	FOR the election of each of the 11 nominees to our Board.

Proposal 2	FOR the advisory resolution approving the compensation paid to our named executive officers.

Proposal 3	FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023.

When this proxy statement was printed, we did not know of any matter to be presented at the Annual Meeting other than these three proposals. If any other matter may be properly considered at the Annual Meeting, your proxy can exercise discretion in voting your shares on the matter. We currently do not anticipate that any other matter will be presented at the Annual Meeting.

We expect that the election of directors in Proposal 1 will be uncontested—that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected. In that case, each director will be elected by a majority of the votes cast with respect to the director. This means that the number of votes cast FOR a director nominee must exceed the number of votes cast AGAINST that director nominee. If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, our director resignation policy will apply as described further in Proposal 1. Voting ABSTAIN on Proposal 1 in an uncontested election will have no effect on the outcome.

If the election of directors in Proposal 1 unexpectedly becomes contested—that is, an election where the number of properly nominated director candidates exceeds the number of directors to be elected—plurality voting will apply. This means that the seats on the Board will be filled by the director nominees who receive the highest number of FOR votes. Voting AGAINST or ABSTAIN in a contested election will have no effect on the outcome.

For Proposals 2 and 3, a FOR vote from a majority of the outstanding shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required for approval. Voting ABSTAIN on any of these proposals will have the same effect as voting AGAINST.

We strongly encourage all stockholders to submit their votes in advance of the Annual Meeting, even if you are planning to attend in person.

Internet	Telephone	Mail	In Person

If you are a record holder, you may vote your shares (1) through the internet, (2) by telephone, (3) by completing, signing, dating, and returning your proxy card in the provided envelope, or (4) in person by ballot at the Annual Meeting. Other proxy materials that you receive together with this proxy statement contain the website address and the telephone number for internet or telephone voting. Internet or telephone votes or completed, signed, and dated proxy cards must be received prior to the Annual Meeting in order to be counted. If you as a record holder submit a valid proxy prior to the Annual Meeting but do not provide voting instructions, your shares will be voted according to the recommendations of the Board described earlier in this section.

If you are a beneficial owner, you may not vote your shares directly but instead may instruct your broker, bank, or other nominee how to vote your shares. You should receive materials from your broker, bank, or other nominee with directions on how to provide voting instructions. Those materials also will identify the time by which your broker, bank, or other nominee must receive your voting instructions. The availability of internet or telephone voting will depend on the processes adopted by your broker, bank, or other nominee. If you want to vote your shares in person at the Annual Meeting, you will need to obtain a legally enforceable proxy from your broker, bank, or other nominee in advance and present that proxy to the inspectors of election together with a valid form of government-issued photo identification (such as a driver’s license or passport). For Proposals 1 and 2, if you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares if no instruction is received from you. For Proposal 3, your broker, bank, or other nominee can exercise discretion in voting your shares if no instruction is received from you.

2023 Proxy Statement	2

You may revoke or change your proxy at any time before the vote is taken at the Annual Meeting. If you are a record holder, you may revoke or change your proxy by (1) executing and delivering a later-dated proxy for the same shares in compliance with the requirements described in this proxy statement, (2) voting the same shares again over the internet or telephone prior to the Annual Meeting, (3) voting a ballot at the Annual Meeting, or (4) notifying the Secretary of your revocation of the proxy prior to the Annual Meeting. If you are a beneficial owner, you must follow the directions provided to you by your broker, bank, or other nominee. Any beneficial owner of shares who wants to revoke a proxy at the Annual Meeting will need to present to the inspectors of election a legally enforceable proxy from the broker, bank, or other nominee indicating that the person is the beneficial owner of the shares together with a valid form of government-issued photo identification (such as a driver’s license or passport).

We will pay the costs of preparing the proxy materials and soliciting proxies, including the reasonable charges and expenses of brokers, banks, and other nominees for forwarding proxy materials to beneficial owners and updating proxy cards and directions. In addition to our solicitation of proxies, your proxy may be solicited by telephone, facsimile, internet, or e-mail or in person by directors, officers, or regular employees of Ally or its affiliates who will receive no additional compensation for doing so.

Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions, and confirm that stockholders’ instructions have been recorded properly. While we and Broadridge Financial Solutions, Inc. do not charge stockholders any fees for voting by internet or telephone, there may still be costs—such as usage charges from internet-service providers and telephone companies—for which stockholders are responsible when voting by internet or telephone.

Meeting Admission

Attendance at the Annual Meeting will be limited to stockholders of record or their proxies, beneficial owners of our common stock, and our guests. A record holder or beneficial owner must request an admission ticket in advance by visiting www.proxyvote.com/ally and following the instructions provided, which will require the 16-digit number included on your proxy card or voting instructions. Requests for admission tickets will be processed in the order in which they are received and must be submitted no later than May 1, 2023. At the Annual Meeting, each record holder, beneficial owner, or guest may be required to present a valid form of government-issued photo identification, such as a driver’s license or passport, to gain admittance.

Cautionary Notice About Forward-Looking Statements and Other Terms

This proxy statement and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2022, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our SEC filings). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This proxy statement and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (GAAP). These non-GAAP financial

2023 Proxy Statement	3

measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in this proxy statement or the related communication.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

2023 Proxy Statement	4

proposal 1

election of directors

Board Composition

The Board currently has 12 seats and, effective at the time of the election of directors at the Annual Meeting, will have 11 seats. The Board believes that this size is appropriate at the present time based on its assessment of the need for particular talents or other qualities, the benefits associated with a diversity of perspectives and backgrounds, the availability of qualified candidates, the workloads and needs of the Board’s committees, and other relevant factors. The Board also assesses whether its composition, governance structure, and practices support Ally’s safety and soundness and its ability to promote compliance with applicable law while taking into account its asset size, complexity, scope of operations, risk appetite, risk capacity, and changes in these factors. All seats on the Board are up for election annually. The Compensation, Nominating, and Governance Committee (CNGC) has recommended, and the Board has nominated, the following slate of 11 director candidates for election at the Annual Meeting to hold office until the next annual meeting of stockholders in 2024. Each has agreed to be nominated and named in this proxy statement and to serve if elected. This slate comprises all of the current directors of Ally, except for Maureen A. Breakiron-Evans, who will retire from the Board at the time of the election of directors at the Annual Meeting.

Nominee/Principal Occupation	Age	Director Since	Independent	Audit Committee	Risk Committee	Technology Committee	CNGC

Franklin W. Hobbs Former President and CEO, Ribbon Communications	75	2009	Yes				∎

Kenneth J. Bacon Former Executive Officer, Fannie Mae	68	2015	Yes		Chair

William H. Cary Former Executive Officer, General Electric	63	2016	Yes	Chair

Mayree C. Clark Former Executive Officer, Morgan Stanley	66	2009	Yes	∎			∎

Kim S. Fennebresque Former Chairman and CEO, Cowen Group	72	2009	Yes			∎	Chair

Melissa Goldman Current VP, Corporate Engineering Google, LLC	51	2022	Yes		∎	∎

Marjorie Magner Former Executive Officer, Citigroup	73	2010	Yes		∎		∎

David Reilly Former CIO, Global Banking and Markets Bank of America	59	2022	Yes	∎		∎

Brian H. Sharples Former Chairman and CEO, HomeAway	62	2018	Yes		∎	∎

Michael F. Steib Current CEO, Artsy	46	2015	Yes		∎	Chair

Jeffrey J. Brown Current CEO, Ally Financial	50	2015	No

Number of meetings in 2022				9	5	5	7

2023 Proxy Statement	5

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3: Engagement of Auditors	Other Matter

We expect that this will be an uncontested election of directors—that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected. In that case, under our Bylaws, each director will be elected by a majority of the votes cast with respect to the director. A “majority of the votes cast” means that the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee. Voting ABSTAIN in an uncontested election will have no effect on the outcome.

Under Delaware law and our Bylaws, each director will hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, or removal. The Company has adopted a director resignation policy providing that, if an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director must promptly tender a notice of resignation to the Company’s Chief Executive Officer (CEO) or Secretary, which will become effective only upon acceptance by the Board. The CEO or the Secretary, as applicable, will relay a copy of the notice to the Chair of the Board and the Chair of the CNGC. The CNGC will make a recommendation to the Board as to whether the resignation should be accepted or rejected or whether other action should be taken. The affected director will not take part in any deliberations or actions of the CNGC or the Board relating to the resignation. Within 90 days following certification of the election results, the Board will act on the resignation, taking into account the CNGC’s recommendation and any other information judged by the Board to be relevant, and publicly disclose its decision in a filing with the U.S. Securities and Exchange Commission (SEC). If the Board rejects the director’s resignation, under Delaware law, the director will continue to serve on the Board. If the Board accepts the director’s resignation, the Board may fill the resulting vacancy or may reduce the size of the Board.

If the election of directors unexpectedly becomes contested—that is, an election where the number of properly nominated director candidates exceeds the number of directors to be elected—plurality voting will apply under our Bylaws. “Plurality voting” means that the seats on the Board will be filled by the director nominees who receive the highest number of FOR votes. Voting AGAINST or ABSTAIN in a contested election will have no effect on the outcome.

No cumulative voting rights exist in this election. If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares on this matter if no instruction is received from you.

We do not anticipate that any nominee will become unavailable for election. If that were to happen for any reason, however, the shares represented by proxies and voting for a nominee who unexpectedly becomes unavailable will be voted instead for a substitute candidate nominated by the Board, unless the Board elects to reduce its size.

The Board recommends that stockholders vote FOR the election of each of the 11 nominees to our Board.

2023 Proxy Statement	6

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Director Qualifications and Responsibilities

The CNGC and the Board believe that the Company’s directors should possess a diverse array of backgrounds, skills, and qualifications, whether in terms of education, business acumen, accounting and financial expertise, risk-management experience, or experience with other organizations. When considering director candidates, the CNGC and the Board take into account these factors as well as other characteristics that, in their judgment, will enhance the effectiveness of the Board. These characteristics include independence, the ability to understand Ally’s primary risks and to advise management on Ally’s strategic plan and objectives in the context of its risk profile, the ability to make independent and disinterested decisions in the balanced and best interests of Ally’s stockholders as a whole, the ability and willingness to devote sufficient time and attention to Ally, personal and professional integrity, honesty, ethics, and values, and the candidate’s overall fit within the existing mix of director characteristics. While not intended to be exhaustive, the following matrix highlights a number of relevant skills and qualifications possessed by some or all of the 11 nominees.

Skills and Qualifications

Senior Executive Leadership 100%	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Financial-Services Industry 82%	✓	✓	✓	✓	✓	✓	✓	✓			✓

Regulatory / Governmental 82%	✓	✓	✓	✓	✓	✓	✓	✓			✓

Risk Management 100%	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Finance / Accounting 73%	✓		✓	✓	✓	✓	✓	✓			✓

Other Public-Company Board 73%	✓	✓	✓	✓	✓		✓		✓	✓

Technology 82%	✓	✓		✓	✓	✓		✓	✓	✓	✓

In addition, the CNGC and the Board consider diversity in the characteristics of director candidates, including each candidate’s perspective and background, with the ultimate aim of enhancing the Board’s ability to perform its oversight function most effectively. The CNGC and the Board strive to complement the institutional knowledge of longer tenured directors with fresh perspectives brought by newer directors and believe that the diversity of our nominees contributes to enhancing the efficacy of the Board, increasing the fundamental value of our Company, and creating long-term value for stockholders.

2023 Proxy Statement	7

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Diversity Attributes

Age 62 - average age	75	68	63	66	72	51	73	59	62	46	50

Tenure 8.5 - average tenure	2009	2015	2016	2009	2009	2022	2010	2022	2018	2015	2015

Gender	Male	Male	Male	Female	Male	Female	Female	Male	Male	Male	Male

Race/Ethnicity	White	Black	White	White	White	White	White	White	White	White	White

In their consideration of director candidates, the CNGC and the Board also take into account the Board’s responsibility to provide direction and oversight for the Company’s business and affairs. In its oversight role, the Board’s primary responsibilities are the following:

•

overseeing a clear strategy for Ally, including reviewing, advising management on, approving, and monitoring performance against Ally’s strategic plan and objectives while taking into account Ally’s asset size, complexity, scope of operations, risk appetite, risk capacity, and changes in these factors;

•

selecting the CEO, and through the CNGC, (a) approving goals and compensation for, and evaluating the performance of, the CEO and other identified members of senior management, (b) overseeing succession plans for the CEO and other identified members of senior management, and (c) overseeing compensation policies relative to risks and applicable law;

•

through the Risk Committee (RC), overseeing Ally’s risk-management policies and global risk-management framework, including approving and monitoring a clear risk appetite for Ally that aligns with its strategy and risk capacity and reviewing Ally’s program for managing compliance risk;

•

overseeing Ally’s financial performance and condition, and through the Audit Committee (AC), monitoring the integrity of Ally’s financial statements and financial-reporting process and the adequacy of its financial and other internal controls, including disclosure controls and procedures; and

•

establishing the proper “tone at the top” for the culture and values of Ally, including approving Ally’s code of conduct and ethics and monitoring management’s promotion of integrity, honesty, and ethical and legal conduct throughout Ally.

The CNGC and the Board are dedicated to assembling directors who excel in fulfilling these responsibilities, exercise independent leadership and oversight of management, and operate in a cohesive and effective manner. Each director candidate possesses valued backgrounds, skills, qualifications, and other characteristics, and collectively, these director candidates are positioned to meaningfully contribute to increasing the fundamental value of Ally and creating long-term value for stockholders.

The Board has affirmatively determined in its business judgment that each of Mr. Hobbs, Mr. Bacon, Mr. Cary, Ms. Clark, Mr. Fennebresque, Ms. Goldman, Ms. Magner, Mr. Reilly, Mr. Sharples, and Mr. Steib is independent as defined in the New York Stock Exchange (NYSE) listing standards and applicable SEC rules (each independent and an independent director). The Board has determined that Mr. J. Brown, the Company’s CEO, is not independent due to his position as an executive officer of the Company. In evaluating the independence of each director candidate, transactions, relationships, and arrangements between the director candidate or any related person or interest and the Company or any of its subsidiaries were assessed. These included a variety of financial-services relationships—such as deposit accounts and investment services—and six commercial arrangements involving the provision of services in the ordinary course of business to Ally. All of these transactions, relationships, and arrangements were judged to have been made on terms and under circumstances at least as favorable to the Company or its subsidiaries as those that were prevailing at the time for comparable transactions, relationships, or arrangements with unrelated persons or interests or those that would have applied to unrelated persons or interests. In addition, none of these transactions, relationships, or arrangements were determined to require disclosure under Item 404(a) of SEC Regulation S-K. The Board concluded as well that no independent director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. No familial relationships exist among the directors.

2023 Proxy Statement	8

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Set forth here is a brief description of the backgrounds and other characteristics of each director candidate. These, along with the skills and qualifications described earlier in this section, led the CNGC and the Board to conclude that the director candidates should be nominated for election at the Annual Meeting.

Director Since: 2009 Ally Board Committees: • Compensation, Nominating, and Governance Other Public-Company Directorships: • None

Franklin W. Hobbs

Biographical Information

Director of Ally since May 2009 and the current Chairman of the Board. Mr. Hobbs served as President and Chief Executive Officer of Ribbon Communications Inc. from December 2017 through November 2019. Since 2004, he has been an advisor to One Equity Partners LLC. He was previously the Chief Executive Officer of Houlihan Lokey Howard & Zukin. In that role, he oversaw all operations, which included advisory services for mid-market companies involved in mergers and acquisitions and corporate restructurings. He previously was Chairman of UBS AG’s Warburg Dillon Read Inc. unit. Prior to that, he was President and Chief Executive Officer of Dillon, Read & Co. Inc. Mr. Hobbs earned his bachelor’s degree from Harvard College and master’s degree in business administration from Harvard Business School. He currently serves as a director of privately held Amherst Holdings LLC and Basin Holdings LLC. Mr. Hobbs previously served as a director of Lord Abbett & Company from 2000 through 2018, as Chairman of the Supervisory Board of BAWAG P.S.K. from March 2013 through March 2017, as a director of Ribbon Communications Inc. from December 2017 through November 2019, and as a director of Molson Coors Brewing Company from 2005 through May 2020.

Director Since: 2015

Ally Board Committees:

• Risk (Chair)

Other Public-Company Directorships:

• Arbor Realty Trust, Inc. (NYSE: ABR)

• Comcast Corporation (NASDAQ: CMCSA)

• Welltower, Inc. (NYSE: WELL)

Kenneth J. Bacon

Biographical Information

Director of Ally since February 2015. Mr. Bacon is the co-founder and a partner of RailField Realty Partners, a real estate asset management and private-equity firm based in Bethesda, Maryland. Prior to this, he held a number of leadership positions at Fannie Mae, most recently as Executive Vice President of the multi-family mortgage business. He retired from Fannie Mae in 2012 following a 19-year career. Mr. Bacon also held executive positions at Resolution Trust Corporation, Morgan Stanley & Company, Inc., and Kidder Peabody & Co. He currently serves on the public-company boards of Arbor Realty Trust, Inc., Comcast Corporation, and Welltower, Inc., and on the advisory board of Dominium Management, a privately held housing development and management company. He previously served as a director of Bentall Kennedy L.P. until its acquisition by Sun Life Financial of Canada in 2015 and as a director of Forest City Realty Trust, Inc. until its acquisition by Brookfield in 2018. Mr. Bacon earned a bachelor’s degree from Stanford University, a master’s degree in international relations from the London School of Economics, and a master’s degree from Harvard Business School.

2023 Proxy Statement	9

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Director Since: 2016 Ally Board Committees: • Audit (Chair) Other Public-Company Directorships: • Rush Enterprises, Inc. (NASDAQ: RUSHA / RUSHB)

William H. Cary

Biographical Information

Director of Ally since June 2016. Mr. Cary is a former executive of General Electric (GE). During his 29 years at GE, he held several leadership positions in consumer and wholesale finance, as well as in the areas of finance, risk, and capital markets. His roles included the President and Chief Operating Officer of GE Capital and the President and Chief Executive Officer of GE Money in London. Mr. Cary began his career at Clorox Company. He currently serves on the public-company board of Rush Enterprises, Inc. and is a director of privately held Landmark Financial Services, LLC. Mr. Cary previously served as a director of BRP, Inc. from September 2015 through May 2019. Mr. Cary received his bachelor’s degree in business administration and finance from San Jose State University.

Director Since: 2009 Ally Board Committees: • Audit • Compensation, Nominating, and Governance Other Public-Company Directorships: • Deutsche Bank AG (NYSE: DB)

Mayree C. Clark

Biographical Information

Director of Ally since May 2009. Ms. Clark is the founding partner of Eachwin Capital, an investment management organization which currently serves as her family office. Previously, she was a partner and member of the executive committee of AEA Holdings and held a variety of executive positions at Morgan Stanley over a span of 24 years, serving as Global Research Director, Director of Global Private Wealth Management, deputy to the Chairman, President and Chief Executive Officer, and non-executive Chairman of Morgan Stanley Capital International. Since May 2018, Ms. Clark has been a member of the Supervisory Board of Deutsche Bank AG, where she chairs the Risk Committee and is a member of the Nomination Committee and the Strategy Committee. She currently serves as a director of privately held Allvue Systems Holdings, Inc., and previously served as a director of Taubman Centers, Inc. from January 2018 until its acquisition by Simon Property Group, Inc. in December 2020. Ms. Clark is a member of the Council on Foreign Relations. She received her master’s degree in business administration from Stanford University Graduate School of Business and her bachelor’s degree from the University of Southern California.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Director Since: 2009

Ally Board Committees:

• Compensation, Nominating,
and Governance (Chair)

• Technology

Other Public-Company Directorships:

• Albertsons Companies, Inc. (NYSE: ACI)

• BAWAG P.S.K. (VIE: BG)

• BlueLinx Holdings Inc. (NYSE: BXC)

Kim S. Fennebresque

Biographical Information

Director of Ally since May 2009. Mr. Fennebresque served as Chairman, President, and Chief Executive Officer of Cowen Group, Inc., a multinational investment bank, from 1999 to 2008. Prior to joining Cowen Group, he served as Head of the Corporate Finance and Mergers & Acquisitions departments at UBS, as General Partner and Co-Head of Investment Banking at Lazard Frères & Co., and in various positions at The First Boston Corporation. Mr. Fennebresque is a graduate of Trinity College and Vanderbilt Law School. He currently serves on the public-company boards of Albertsons Companies, Inc. and BlueLinx Holdings Inc., and on the Supervisory Board of BAWAG P.S.K. Mr. Fennebresque formerly served on the boards of Ribbon Communications Inc., Delta Tucker Holdings, Inc., Rotor Acquisition Corp., TEAK Fellowship, Fountain House, and Common Good.

Director Since: 2022 Ally Board Committees: • Risk • Technology Other Public-Company Directorships: • None

Melissa Goldman

Biographical Information

Ms. Goldman currently serves as Vice President, Corporate Engineering for Google, LLC, having joined in January 2022. Previously she held several leadership positions with JPMorgan Chase & Co. (JPM), most recently as Managing Director and Global Corporate Chief Information Officer as well as Chief Data Officer. Her responsibilities spanned governance and execution, with a significant focus on the risk and control environment inclusive of cybersecurity. Prior to joining JPM in March 2014, Ms. Goldman served in a number of roles at Goldman Sachs & Co. dating back to 1994, which included various leadership positions within the areas of technology supporting market, credit and liquidity risk, finance, and collateral management. She began her career as a consultant with Andersen Consulting from 1992 through 1994. Ms. Goldman received her bachelor’s degree in applied mathematics and computer science from Carnegie Mellon University in Pittsburgh, Pennsylvania in May 1992.

2023 Proxy Statement	11

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Director Since: 2010 Ally Board Committees: • Compensation, Nominating, and Governance • Risk Other Public-Company Directorships: • None

Marjorie Magner

Biographical Information

Director of Ally since May 2010. Ms. Magner was a founding member of Brysam Global Partners, a specialized private-equity firm investing in financial services, and served as a partner from 2007 through December 2019. Prior to that, she served as Chairman and Chief Executive Officer of the Global Consumer Group at Citigroup. In this position, she was responsible for the company’s operations, serving consumers through retail banking, credit cards, and consumer finance. She earned a bachelor’s degree in psychology from Brooklyn College and a master’s degree from Krannert School of Management at Purdue University. Ms. Magner previously served on the board of Accenture plc from 2006 through January 2019, most recently as lead director, and also previously served on the board of TEGNA Inc. Ms. Magner currently serves as a member of the Brooklyn College Foundation and is on the Dean’s Advisory Council for the Krannert School of Management.

Director Since: 2022 Ally Board Committees: • Audit • Technology Other Public-Company Directorships: • None

David Reilly

Biographical Information

Mr. Reilly is a former executive of Bank of America Corporation (Bank of America). During his 10 years at Bank of America, he held several leadership positions within the technology area, most recently serving as Chief Information Officer, Global Banking & Markets. Prior to joining Bank of America, Mr. Reilly spent 28 years serving in various technology and network security roles with several large financial institutions, including Morgan Stanley, Credit Suisse First Boston, Goldman Sachs Group, Inc., Merrill Lynch & Co, Inc., and HSBC Group. He currently serves as a director for privately held Data Dynamics, Inc. and is a member of the board of NPower, a nonprofit organization. Mr. Reilly began his career upon completing his A-Level schooling in the United Kingdom.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Director Since: 2018 Ally Board Committees: • Risk • Technology Other Public-Company Directorships: • GoDaddy, Inc. (NYSE: GDDY)

Brian H. Sharples

Biographical Information

Director of Ally since August 2018. Mr. Sharples co-founded Twyla, Inc., a privately held online art sales company, serving as its Chairman from October 2016 until December 2018. From April 2004 through September 2016, Mr. Sharples served as co-founder, Chairman, and Chief Executive Officer of HomeAway, Inc., a global online marketplace for the vacation rental industry, and he continued serving as Chairman through January 2017. Prior to this, he served as President and Chief Executive Officer of IntelliQuest Information Group, Inc., a supplier of marketing data and research to technology companies. He began his career as a consultant at Bain & Company, a global management consulting firm, and has engaged in several entrepreneurial and investment activities since that time. Mr. Sharples currently serves on the public-company board of GoDaddy Inc., and previously served on the boards of Yelp Inc., Avalara, Inc., HomeAway, Inc., RetailMeNot, Inc. and Kayak, Inc. He also serves as a director for privately held RVshare LLC. and Design Pickle, LLC. Mr. Sharples earned a bachelor’s degree in math and economics from Colby College and a master’s degree in business administration from the Stanford Graduate School of Business.

Director Since: 2015 Ally Board Committees: • Technology (Chair) • Risk Other Public-Company Directorships: • None

Michael F. Steib

Biographical Information

Director of Ally since July 2015. Mr. Steib currently serves as the Chief Executive Officer of Artsy, a leading platform for buying and selling art by the world’s leading artists. He previously served as Chief Executive Officer of XO Group Inc., a consumer internet-service firm that assisted millions of people in planning their weddings. XO Group Inc. was sold in December 2018 to privately held WeddingWire, Inc. He also previously served as Chief Executive Officer at Vente-Privee USA beginning in 2011. Prior to that, he served at Google, Inc. as Director, Google TV Ads from 2007 to 2009 and Managing Director, Emerging Platforms from 2009 to 2011. From 2001 through 2006, Mr. Steib held positions at NBC Universal/General Electric, where he served as General Manager, Strategic Ventures, and prior to that as Vice President, Corporate Development. In addition, he previously worked on the development of new businesses for Walker Digital, LLC and as a management consultant with McKinsey & Company. Mr. Steib is a director for nonprofit Change.org and previously served as Co-Chair of nonprofit Literacy Partners and as Chair of nonprofit Career Gear. Mr. Steib received bachelor’s degrees in economics and international relations from the University of Pennsylvania.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Director Since: 2015 Ally Board Committees: • None Other Public-Company Directorships: • None

Jeffrey J. Brown

Biographical Information

Jeffrey J. Brown (JB) was named Chief Executive Officer of Ally Financial Inc. in February 2015, and also serves on its Board of Directors. Mr. Brown is driving Ally’s evolution as a leading digital financial services company. Under his leadership, Ally is building on its strengths in auto financing, retail deposits and corporate financing, as well as diversifying its offerings to include digital wealth management and online brokerage, mortgage products, point-of-sale lending, and credit card. Mr. Brown has deep financial services experience, previously serving in a variety of executive leadership positions at Ally and other leading financial institutions. Prior to being named CEO, Mr. Brown was President and CEO of Ally’s Dealer Financial Services business where he oversaw the auto finance, insurance, and auto servicing operations. Mr. Brown joined Ally in March 2009 as Corporate Treasurer and, in 2011, was named Executive Vice President of Finance and Corporate Planning, leading finance, treasury and corporate-strategy initiatives. Mr. Brown received a bachelor’s degree in economics from Clemson University and an executive master’s degree in business from Queens University in Charlotte. He serves on the board of the Clemson University Foundation and is Chairman of the Queens University of Charlotte Board of Trustees. Mr. Brown previously served as president of the Federal Advisory Council (FAC) for 2021. In 2018, he was appointed by the Board of Directors of the Federal Reserve Bank of Chicago as representative for the Seventh Federal Reserve District. He completed four years of service in 2021. Passionate about diversity and inclusion, he joined the first 150 members of the CEO Action for Diversity & Inclusion pledge, advancing diversity and inclusion in the workplace as a competitive and societal issue. Mr. Brown was honored as CEO of the year by the Thurgood Marshall College Fund in 2019. In 2022, American Banker named Mr. Brown Banker of the Year, recognizing his culture-first approach to leadership, his efforts to spearhead overdraft fee elimination industry-wide, and Ally’s strong growth during his tenure.

2023 Proxy Statement	14

board governance matters

In identifying and recommending candidates to stand for election to the Board, the CNGC may consider existing directors for renomination and may use search firms or other resources to identify other potential director candidates. The CNGC also considers potential director candidates who are recommended by stockholders in compliance with applicable law and listing rules and our Bylaws. Stockholders desiring to recommend candidates for membership on the Board for consideration by the CNGC should address their recommendations in writing, including all information required by our Bylaws, to the Compensation, Nominating, and Governance Committee of the Board of Directors, Ally Financial Inc., Attention: Corporate Secretary, 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The CNGC uses the same criteria to evaluate all potential director candidates regardless of how they have been identified.

The effectiveness of these policies and processes for identifying and considering potential director candidates is assessed by the CNGC in connection with its annual evaluation of the performance of the Board and each committee as contemplated by the Board’s Governance Guidelines (Governance Guidelines).

Meeting Attendance

Directors are strongly encouraged to attend each annual meeting of stockholders in order to provide an opportunity for informal communication between directors and stockholders and to enhance the Board’s understanding of stockholder priorities and perspectives. All existing directors, except one with a conflict, attended the last annual meeting of stockholders on May 3, 2022.

The Board met nine times during 2022. Each nominee who is currently a director attended at least 75% of the aggregate of (1) the total number of meetings held in 2022 by the Board during the period when the director was serving in that capacity and (2) the total number of meetings held in 2022 by all applicable committees during the period when the director was serving on those committees.

The Board’s Leadership Structure

Under our Bylaws, a majority of the full Board elects the chairperson. Whenever the chairperson does not qualify as an independent director, the independent directors—by a majority vote at a meeting consisting solely of independent directors—elects one of the independent directors as lead director. Mr. Hobbs serves as the Chairman of the Board and is a non-executive and independent director. Mr. J. Brown is our CEO.

The Board believes that separating the roles of Chairman and CEO is currently in the best interests of the Company and its stockholders because, based on the Company’s present circumstances, the structure provides a balance between strategic development and independent oversight of management. The Board, however, maintains its flexibility to make this determination at any time to provide appropriate leadership for the Company as circumstances warrant.

Our Bylaws provide that the chairperson (or in the chairperson’s absence, the lead director if one exists or, if none exists, an alternate director designated by a majority of the independent directors then present) will preside at Board meetings. Under the Governance Guidelines, the chairperson also has the following responsibilities: (1) serve as a liaison between the independent directors and management, (2) periodically communicate with the CEO to discuss matters of importance to the independent directors, (3) provide for adequate deliberations on all agenda items and other matters properly brought before the Board, and (4) perform other duties that are appropriate for a non-executive chair and that a majority of the independent directors may identify from time to time.

Committees of the Board

The CNGC annually reviews the structure and membership of the Board’s committees and recommends any appropriate changes to the Board. The Board’s governance structure is designed to support effective oversight (including oversight of senior management),

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

timely access to information, and sound decision-making. The membership of each committee is driven by its purpose, the expertise or experience needed to achieve that purpose, any requirements of applicable law or listing rules, and other factors that are expected to enhance the effectiveness of the committee. The standing committees of the Board are currently the CNGC, the AC, the RC, and the Technology Committee (TC). The membership of these committees during 2022 and the total number of their meetings in 2022 are detailed in the following summaries, except that Katryn (Trynka) Shineman Blake also served as a member of the AC and the TC until her departure from the Board on February 24, 2022, and John J. Stack also served as a member of the AC, the CNGC, and the RC until his departure from the Board on May 3, 2022.

COMPENSATION, NOMINATING, AND GOVERNANCE COMMITTEE

Fennebresque (Chair)	Clark	Hobbs	Magner

Number of Meetings in 2022: 7

The Board has determined that all members of the CNGC are qualified to serve on the CNGC under applicable SEC rules and NYSE listing standards (including the independence and non-employee-director requirements for compensation-committee members).

Responsibilities: The CNGC assists the Board in overseeing:

•

the accountability of senior management for effectively implementing Ally’s strategy consistent with its risk appetite, while maintaining an effective risk-management framework and system of internal controls, and consistent with safety and soundness and in compliance with applicable laws (including those related to consumer protection) under a range of conditions—particularly through the establishment, maintenance, and administration of Ally’s executive-compensation plans and the evaluation, determination, and approval of goals and compensation of the CEO, the other individuals who are designated as officers or executive officers (together with the CEO, the Executive Officers) under SEC Rule 16a-1 or 3b-7, respectively, and other executives designated by the CNGC as under its purview (together with the Executive Officers, the Purview Executives);

•	Ally’s executive-leadership development and succession planning, the compensation of non-employee directors, and the disclosure of executive-compensation matters as required by applicable law;

•	Ally’s human-capital management, including diversity, equity, and inclusion programs, and Environmental, Social, and Governance (ESG) strategies, initiatives, and activities;

•

the identification of qualified individuals for membership on the Board, evaluations of the performance of the Board, its committees, and management, and the development and administration of corporate-governance guidelines and other corporate-governance practices; and

•	the review and evaluation of all related-person transactions to the extent required by Ally’s governing documents or policies or applicable law.

A narrative description of the processes for considering and determining executive and director compensation—including (1) the CNGC’s authority and the extent to which that authority may be delegated and (2) the roles of Ally’s executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation—can be found in Compensation Discussion and Analysis and Director Compensation later in this proxy statement.

The CNGC’s policies on the nomination process for directors can be found in Director Qualifications and Responsibilities earlier in this proxy statement.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

AUDIT COMMITTEE

Cary (Chair)	Breakiron-Evans(a)	Clark	Reilly
(a)	Ms. Breakiron-Evans will retire from the Board at the time of the election of directors at the Annual Meeting.

Number of Meetings in 2022: 9

The AC is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 as amended (Exchange Act).

The Board has determined that all members of the AC are qualified to serve on the AC under applicable SEC rules and NYSE listing standards (including the independence and financial-literacy requirements for audit-committee members) and have accounting or related financial-management expertise under applicable NYSE listing standards. The Board also has determined that Mr. Cary, Ms. Breakiron-Evans, and Ms. Clark are audit-committee financial experts under applicable SEC rules. None of the members of the AC simultaneously serve on more than three public-company audit committees.

Responsibilities: The AC assists the Board in overseeing:

•	Ally’s accounting and financial reporting;

•	the appointment, qualifications, independence, and performance of Ally’s independent registered public accounting firm;

•

Ally’s internal audit function, including by monitoring the qualifications, stature, and independence of the Chief Audit Executive—who is functionally overseen by and has unrestricted access to the AC—and through its Chair, reviewing and approving the appointment, retention, performance evaluation, and compensation of the Chief Audit Executive;

•	Ally’s compliance with legal and regulatory requirements; and

•	in conjunction with the RC, the effectiveness of Ally’s risk management and internal controls in connection with the foregoing.

Additional information about the AC can be found in the Audit Committee Report later in this proxy statement.

RISK COMMITTEE

Bacon (Chair)	Goldman	Magner	Sharples	Steib

Number of Meetings in 2022: 5

The RC assists the Board in overseeing Ally’s risk-management policies and global risk-management framework, including its risk-appetite statement and its program for managing compliance risk. More specifically, the RC approves and oversees Ally’s

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

enterprise-risk-management framework, including the material-risk taxonomy, and approves and monitors a clear risk appetite for Ally that aligns with its strategy and risk capacity. In addition, the RC oversees management’s responsibility for ensuring that the enterprise-risk-management framework is commensurate with Ally’s structure, risk profile, complexity, activities, and size. The RC also monitors the qualifications, stature, and independence of the Chief Risk Officer—who directly reports and has unrestricted access to both the RC and the CEO—and through its Chair, reviews and approves the appointment, retention, performance evaluation, and compensation of the Chief Risk Officer.

Additional information about the RC can be found in Risk Management later in this proxy statement.

TECHNOLOGY COMMITTEE

Steib (Chair)	Breakiron-Evans(a)	Fennebresque	Goldman	Reilly	Sharples
(a)	Ms. Breakiron-Evans will retire from the Board at the time of the election of directors at the Annual Meeting.

Number of Meetings in 2022: 5

The TC assists the Board in overseeing the execution of digital and other technology strategies, the technology infrastructure and significant investments in it, and information-technology and information-security risks (including cybersecurity risk).

The TC reviews, approves, and recommends to the RC a clear information-technology and information-security risk appetite for Ally that aligns with its strategy and risk capacity. The TC also supports the RC in overseeing the management of information-technology and information-security risks commensurate with Ally’s structure, risk profile, complexity, activities, and size.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Risk Management

The Board’s primary responsibilities include, through the RC, overseeing Ally’s risk-management policies and global risk-management framework, including its risk-appetite statement and its program for managing compliance risk, commensurate with its structure, risk profile, complexity, activities, and size.

The RC is composed of only independent directors. Among the RC’s specific duties are the following:

•	approve and oversee Ally’s enterprise-risk-management framework, including the material-risk taxonomy;

•	approve and monitor a clear risk appetite for Ally that aligns with its strategy and risk capacity (including Committee-set limits)—including by acting on recommendations of the TC on the information-technology and information-security risk appetite for Ally—and approve and periodically review other risk-management policies of Ally’s global operations as delegated to it by the Board;

•	oversee management’s responsibility for ensuring that the enterprise-risk-management framework is commensurate with Ally’s structure, risk profile, complexity, activities, and size, and in fulfilling these responsibilities, review as appropriate significant information about information-technology and information-security risks that the RC requires to exercise its duties and responsibilities;

•	review reports from the Chief Risk Officer on the risk-management policies of Ally’s global operations and the operation of its enterprise-risk-management framework, including reports on risk-management deficiencies, the resolution of those deficiencies, and emerging risks;
•	review reports and trends on Ally’s material risks as set forth in its risk-appetite framework and reports from management on its actions to assess, monitor, and control those risks;

•	review reports and trends on Ally’s liquidity planning and capital-management processes, and review and approve the contingency-funding plan, any material revisions to it, and stress-test policies and procedures;

•	review reports and trends on Ally’s program for managing compliance risk;

•	review reports on the new-product-approval process, including risks and performance of high-risk-rated products and alignment to the risk-appetite framework;

•	review and approve Ally’s business-continuity-and-testing plans;

•	review and approve Ally’s model-risk-management plan, and review reports and trends on Ally’s model-risk-management program; and

•	approve Ally’s loan-review plan, and review reports from Ally’s loan-review function.

Among Ally’s primary types of risk under the material-risk taxonomy is information-technology and information-security risk. As further described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, we devote substantial resources to identifying, monitoring, measuring, mitigating, and reporting on information-technology and information-security risk, including in connection with independent third-party assessments, insurance coverage, and training. Further, the TC is charged with reviewing, approving, and recommending to the RC a clear information-technology and information-security risk appetite for Ally that aligns with its strategy and risk capacity. The TC also supports the RC in overseeing the management of information-technology and information-security risks commensurate with Ally’s structure, risk profile, complexity, activities, and size. Senior management briefs the RC, the TC, or the Board on information-security matters at least quarterly.

The RC also meets in joint session with the AC, at least annually, to discuss with management the guidelines and policies for assessing and managing Ally’s exposure to risks, including major financial risk exposures, and the steps management has taken to monitor, control, report on, and, as necessary, disclose those exposures.

In addition, the CNGC is responsible for overseeing the accountability of senior management for effectively implementing Ally’s strategy consistent with its risk appetite, while maintaining an effective risk-management framework and system of internal controls, and consistent with safety and soundness and in compliance with applicable laws (including those related to consumer protection) under a range of conditions—particularly through the establishment, maintenance, and administration of Ally’s executive-compensation plans and the evaluation, determination, and approval of goals and compensation of the CEO and other Purview Executives. The AC correspondingly has responsibility to oversee the effectiveness of Ally’s risk management and internal controls that are designed to (1) safeguard assets, (2) confirm the accuracy and integrity of accounting, financial reporting, and disclosures, (3) maintain compliance with ethical standards, policies, procedures, and applicable laws, (4) promote effectiveness and efficiency of operations, and (5) address any other related matter that the AC judges to be appropriate for its oversight.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

While each of these committees is responsible for evaluating specified risks and overseeing the management of those risks, the full Board is regularly updated by management on the state of Ally’s risk appetite, risk capacity, and enterprise-risk-management framework—including management’s ongoing assessment of identified top and emerging risks—and considers them in assessing and directing Ally’s strategy and business. Our independent Chairman and our CEO are individually focused as well on Ally’s risk-management policies and practices. The Chief Risk Officer, Chief Compliance Officer, and Chief Audit Executive each directly report to our CEO.

Communications with the Board

Under the Governance Guidelines, stockholders and other members of the public may communicate with the Board, the Chairman of the Board, any other individual director, the non-management directors as a group, the independent directors as a group, or any committee of the Board by sending written correspondence in care of the Ally Financial Inc. Corporate Secretary, 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Secretary will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Secretary. Any correspondence that expresses a concern about any governance, conduct, ethical, accounting, financial-reporting, or internal-control matter will be addressed as provided in the Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the CNGC during the year ended December 31, 2022—Kim S. Fennebresque, Franklin W. Hobbs, Mayree C. Clark, Marjorie Magner, and John J. Stack—(1) was an officer or employee of the Company during 2022, (2) was a former officer of the Company, or (3) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of SEC Regulation S-K. No executive officer of Ally served on any board of directors or compensation committee of any other entity for which any of our directors served as an executive officer at any time during the year ended December 31, 2022.

2023 Proxy Statement	20

corporate social responsibility

WE STRIVE TO BE A RELENTLESS ALLY FOR SOCIAL AND ENVIRONMENTAL GOOD

Our Four Key Pillars for Social Impact

We are relentless allies for our customers’ financial well-being. We are in business because of them and for them. We are committed to delivering innovative products and services that provide them with the confidence and freedom to make positive financial choices. As a leading digital financial-services company, we seek to be accessible to everyone and to continue investing in the future of finance—from our work on rapid product ideation and prototyping to our sponsorship and support of community initiatives designed to inspire transformative advances in banking.

We are committed to financial and social inclusion through innovative philanthropy and programming that reduces barriers to economic mobility. Our strategy focuses on three core areas: affordable housing, workforce development, and financial literacy. Our commitment is more than financial support. We provide volunteers, technical assistance, mentoring, and more to support marginalized communities.

Our employees—11,600+ strong—bring our mantra to “Do It Right” to life for our customers and communities. We emphasize a One Ally culture, grounded in our LEAD core values, where employees are engaged and feel cared for as individuals in an environment that supports all areas of diversity, while continuing to build Ally as a place where employees can pursue a career with meaning and purpose. We are also focused on diverse representation and retention in the workforce—including different genders, races, nationalities, sexual orientations, and other identities—across all levels of the organization from entry level to leadership.	Ally’s commitment to “Do It Right” extends to the conservation of environmental resources to promote a sustainable future for our customers, employees, stockholders, and the communities in which we live and operate. We have recognized the importance of understanding, preparing for and taking timely preventive action against potentially material climate-change impacts.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

LIVING OUR PURPOSE

We recognize our long-term success is underpinned by the strength of our purpose-driven culture—a culture that we believe sets us apart from the competition and gives us an advantage as we recruit and retain talented team members. Our people-first approach enables a winning, customer-centric philosophy focused on resiliency, adaptability, and a growth-mindset-oriented drive to “Be (Even) Better.” We strive to uphold our mantra to “Do it Right” through decisions and deeds at all levels of the organization, and we collectively commit to work with integrity and accountability and to uphold our core values in the workplace, the marketplace, and the community.

Living our purpose helped deliver meaningful results for our stockholders and make a real difference for our customers, employees, and communities. We made significant strides in diversity, equity, and inclusion, were relentless allies in improving financial education in a challenging economy, reduced our environmental impact, and led the way with new products and services. Here are some of the ways we made an impact in 2022.

•  Owner’s Mindset. For the fourth consecutive year, all active, regular Ally employees were awarded with 100 RSUs through the company’s #OwnIt Annual Grant Program.

• Competitive Compensation. In November 2022, we increased the minimum hourly wage for our U.S. employees from $20 to $23. Beginning January 1, 2023, in concurrence with laws in multiple municipalities in which we operate, we began proactively including pay ranges in job postings nationwide.

• Employee Engagement. Sustaining high levels of employee engagement is key as we continue to build a company where our employees want to work, have purposeful careers, and feel empowered to make a difference. For 2022, our employee engagement scores were within the top 10% of all global companies that participated in the survey and at least nine points higher than the financial services industry benchmark as measured by our third-party provider.

•  Mental Health. In 2022, we announced expanded mental health benefits for our employees, their dependents, and immediate household members. This additional benefit will provide up to 16 free counseling sessions for each individual, regardless of their participation in our medical plans, to address on-going community concerns over affordability and access to mental health care and build resiliency among our employee population.

• Introduced CoverDraft. In January 2022 we announced Ally CoverDraft service, which provides a no fee overdraft allowance to our qualifying customers on debit transactions subject to a certain amount.

•  Early Direct Deposit. As the economic landscape remained turbulent, we introduced Early Direct Deposit, an account feature that allows customers to access qualifying direct deposits up to two days in advance of receipt.

•  Employee Giving. Our employees volunteered approximately 44,000 hours in our communities. And we matched our employee donations of time and dollars resulting in $2.3 million for our communities.

•  Financial Support. We deployed more than $1.1 billion in loans and investments that primarily benefit low- to moderate-income individuals and communities as part of our Community Reinvestment Act (CRA) program and executed on our ongoing commitment of expanding access to capital for Black, Hispanic, and Latino communities by deploying $33 million in loans and investments specifically to minority- and women-led organizations.

•  Underrepresented Talent. For the 4th consecutive year, Ally’s annual Moguls in the Making competition fostered opportunities for students from Historically Black Colleges and Universities. Since inception, we have offered internships to 43 students, which have often led to permanent job placements within Ally or the broader financial-services industry.

•  Carbon Neutral. Executed Ally’s operational carbon neutrality strategy for 2021 Scope 1 and 2 emissions through a combined purchase of carbon offsets and Green-e Energy Certified renewable energy credits.

•  Green Teams. Our employees supporting environmental volunteerism through Green Teams completed over 2,300 volunteer hours, focused on the areas of land, water use, community impact, air quality, biodiversity, and recycling.

•  Sustainable Facilities. Our LEED- and WELL-certified Ally Charlotte Center headquarters was the recipient of the Health and Well-Being and People’s Choice Award by the U.S. Green Building Council. Ally, in total, occupies 33% WELL-certified space and reached 40% LEED certification.

2023 Proxy Statement	22

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

DIVERSITY, EQUITY, AND INCLUSION

A Culture that Promotes Belonging

We believe the best ideas come from a collective mixture of different voices and perspectives. We are an equal opportunity employer, and we strive for an inclusive work environment where all backgrounds, experiences, interests, viewpoints, and skills are respected, appreciated, and encouraged—consistent with our culture. Fostering these diverse perspectives is important and reflects the beliefs and actions that are the backbone of our culture.

Notably, our company-wide engagement survey score for belonging improved by two points in 2022 and remains eight points above the financial services industry benchmark, as measured by our third-party provider. The importance of DE&I starts at the top with our CEO and Board, who consistently stress the value in leveraging our differences.

Passionate About Diversity, Equity, & Inclusion

Ally was named to Diversity Inc’s Top 50 Companies for Diversity list for a second consecutive year and Forbes’ Best Place to Work for Diversity. The Human Rights Campaign Foundation named us a best place to work for LGBTQ+ equality, the sixth straight year we achieved this recognition.

50% of employees are members of an Employee Resource Group
Top 10%	Engagement versus all companies regardless of industry, as measured by our third-party provider in 2022	of our director candidates are women and people of color	of our senior leadership team are women and people of color	of eligible women and people of color were promoted or moved into new roles to advance their career in 2022	retention rate for women and people of color in 2022

Drawn together with Shared Interests

Our Employee Resource Groups (ERGs) are integral to DE&I at Ally. They help build an atmosphere where people feel comfortable sharing their individuality and unique experiences and provide a platform for employees to be heard. Membership is voluntary and open to all employees, whether they identify with the ERG or view themselves as an “ally” to the group. In 2022, our ERGs celebrated 5 years of playing a role in connecting employees to important social topics and providing channels for support, feedback, and insights.

Holistic Well-Being

Supporting and valuing all our employees is central to our culture. We offer flexible health insurance options including dental and vision for our employees, as well as a pre-tax health savings account with employer contributions and reimbursement for certain eligible transportation and lodging expenses when in-network covered care is not available within 100 miles of a member’s home address.

In 2022, in addition to our announced expansion of mental health benefits, employee events centered around building personal and organizational resiliency were held, bringing in noted authors and credentialed speakers to provide practical frameworks through greater connection to purpose and fellow employees.

For our work to prioritize employee well-being with resources, benefits, and support, we were recognized with a Nation’s Best and Brightest in Wellness award in 2022, for the sixth consecutive year.

•	Aliados ALLYs	•	Asian/Middle Eastern ALLYs	•	Pride ALLYs
•	Diverse Abilities ALLYs	•	Generational ALLYs	•	Black/African American ALLYs
•	Veteran ALLYs	•	Women ALLYs

2023 Proxy Statement	23

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Economic Opportunities for All

In 2022, Ally continued to work to advance words and deeds that promote equity to build a future where differences are heard, valued, and celebrated. We executed on our financial and social inclusion strategy, a subset of our commitment to DE&I, aimed at advancing work in four key pillars to create opportunities for all.

financial and social inclusion framework four pillar approach

Customers Help enable financial and social inclusion through our culture of customer obsession, by developing education and solutions to support and strengthen economic mobility for all.

Employees Community betterment starts from the inside out. As such, we aspire to create a diverse workforce that is truly reflective of the communities in which we live and work.

Communities

Continue to create opportunities for economic mobility in the communities where we work and live, especially for our Black, Hispanic, and Latino neighbors, who often face disproportionate challenges.

Suppliers We are intentional about collaborating and working with a diverse group of minority and women-owned business enterprises.

Our Commitments | The principles that guide us

Empowering Health Heroes

In the greater Charlotte region, the healthcare industry has thousands of job vacancies, but many job seekers are underqualified and require upskilling and training. To help address this critical need, the Ally Charitable Foundation pledged $5 million to Charlotte-based Atrium Health Foundation over the next five years to support equitable opportunities for individuals pursuing careers in healthcare.

”See the Change, Be the Change”

From lack of parity in salaries to fewer opportunities, female athletes aren’t always given the chance to compete in the same way as their male counterparts – both on and off the field.

In 2022, inspired by our sponsorship of the National Women’s Soccer League, Ally set out to tackle this inequity head-on. We announced our 50/50 media dollar pledge, a commitment to reach equal spending in paid advertising across women’s and men’s sports programming over the next five years. In June, we launched “Watch the Game, Change the Game” as a national advocacy initiative aimed at rallying viewership of women’s competitions.

Supplier Diversity

Our Supplier Diversity Symposium event continued for the second year, giving diverse-owned businesses (women, veteran, disabled, LGBTQ-owned and small business enterprises) the opportunity to pitch directly to the Ally team and network with participants. The event expands our outreach, allowing us to connect with the best and brightest businesses.

In 2022, we achieved $135 million of direct expenditures composed of certified Minority and Women-Owned Business Enterprises, Small Business, and classified diverse spend, surpassing direct diverse expenditures in 2021 by $30 million.

2023 Proxy Statement	24

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

ONE ALLY CULTURE AND LEAD CORE VALUES

L	E	A	D

Look Externally: We strive to meet and exceed the needs of our customers with agility, speed, and innovation. We continually evolve, respond quickly, and deliver a superior customer experience.	Execute with Excellence: Good enough is never enough. With a focus on continuous improvement, our actions are driven by sound analysis and an intense focus on excellence.

Act with

Professionalism:

We operate with integrity, hold ourselves and each other accountable, treat others with respect, and embrace diversity and inclusion. This is the cornerstone to our long-term success and at the very foundation of what it means to be an ally.

Deliver Results: We are passionate about winning – for our customers, our teams, and our company. Success is measured at both the outcome and the path to achieve it.

Our Business | A leader in digital financial services

We are a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing and insurance business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. We serve customers through a full range of online banking services (including deposits, mortgage lending, point-of-sale personal lending and credit card products) and securities brokerage and investment advisory services as well as a corporate finance business that offers capital for equity sponsors and middle-market companies.

Our Promise | Do right by our customers

We’re creating a better way to bank. Our teammates are committed to developing award-winning technology, financial services that make your life easier, and diverse thinking that inspires new ideas. We have a fierce commitment to:

•	“Do It Right”.

•	Treat every customer with honesty and integrity.

•	Give back to our communities—primarily focused on reducing barriers to economic mobility through financial literacy, affordable housing, and workforce development.

Recognized as an Industry Leader

As a reflection of our collective efforts across each of these pillars to build an inclusive culture, we were recognized by several organizations in 2022 and 2021. In 2022, Ally was named a Forbes Best Employer among large employers, which ranked us 64th out of 500 large employers. Additionally, we were recognized as a 2022 Top Workplaces USA award recipient for our people-first culture and were included in People’s 2022 Companies That Care list. We were named sixth on Newsweek’s Most Loved Workplace list in our inaugural year of qualification, and ranked first in financial services.

In 2022, we made the Forbes’ lists as a best place to work for women, veterans, new graduates, and diversity. We also were named to Diversity Inc.’s Top 50 companies for diversity list for a second consecutive year, and as a best place to work for disability inclusion by the following organizations: American Association of People with Disabilities, and Disability:IN. Additionally, the Human Rights Campaign Foundation named us a best place to work for LGBTQ+ equality, the sixth straight year we have achieved this recognition.

Our Supplier Diversity Program was acknowledged during 2022. We received the TOP Corporations Award from the Greater Women’s Business Council and the Ally for Excellence in Supplier Diversity award from the Carolina’s LGBTQ+ Chamber of Commerce.

2023 Proxy Statement	25

director compensation

Our director-compensation program is designed to attract and retain directors with the characteristics described in Director Qualifications and Responsibilities earlier in this proxy statement and to provide fair compensation for the work required of a director in a company with Ally’s asset size, complexity, scope of operations, risk appetite, and risk capacity. The program is reviewed by the CNGC—with advice from its compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook)—and approved by the Board.

Consistent with the Governance Guidelines, Mr. J. Brown does not receive any separate compensation for his service on the Board.

Details of the director-compensation program for 2022 are set forth in the following table.

Pay Component	Non-Employee Director Compensation

Annual Cash Retainer	•	$90,000(1)

Annual Equity Retainer	•	$145,000(2)

Annual Retainer - Board Chair	•	Cash: $60,000(1)

	•	Equity: $90,000(2)

Annual Cash Retainer - Committee Chairs(1)	•	AC: $60,000

	•	RC: $60,000

	•	CNGC: $50,000

	•	TC: $50,000

Annual Cash Retainer - Committee Members(1)	•	$20,000

(1)	Paid in quarterly installments.

(2)

Consists of director deferred stock units, each of which vests immediately and represents the right to receive one share of our common stock upon the director’s departure from the Board (Director DSUs). This amount is prorated for directors who join the Board after the annual meeting of stockholders.

Consistent with the Governance Guidelines, non-employee directors are reimbursed for reasonable out-of-pocket expenses related to their service on the Board. Furthermore, under our Certificate of Incorporation, directors are limited in their liability and indemnified to the fullest extent permitted by Delaware law for their service in that capacity.

Ally allows its non-employee directors to defer from 0% to 100% of their cash retainers in 25% increments. These deferrals can be made into either fully vested Director DSUs or a cash account that is credited with interest quarterly. Interest earned on a cash account is based on the average rate offered by Ally Bank for deposits in its online savings accounts.

2023 Proxy Statement	26

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

The following table describes compensation for non-employee directors who served during fiscal year 2022.

2022 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)

Franklin W. Hobbs	170,000	235,026	405,026

Kenneth J. Bacon	170,000	145,021	315,021

Katryn (Trynka) Shineman Blake(b)	19,500	-	19,500

Maureen A. Breakiron-Evans	130,000	145,021	275,021

William H. Cary	170,000	145,021	315,021

Mayree C. Clark	130,000	145,021	275,021

Kim S. Fennebresque	180,809	145,021	325,831

Melissa Goldman(c)	86,102	145,021	231,123

Marjorie Magner	130,000	145,021	275,021

David Reilly(d)	86,102	145,021	231,123

Brian H. Sharples	130,000	145,021	275,021

John J. Stack(e)	50,686	-	50,686

Michael F. Steib	180,000	145,021	325,021

(a)	Includes Director DSUs received during 2022. The number of Director DSUs granted is determined by the fair market value of Ally’s common stock on the applicable grant date.

(b)	Ms. Shineman ceased serving on the Board on February 24, 2022.

(c)	Ms. Goldman elected to defer 100% of her cash retainer payments in the form of Director DSUs.

(d)	Mr. Reilly elected to defer 100% of his cash retainer payments in the form of Director DSUs.

(e)	Mr. Stack ceased serving on the Board on May 3, 2022.

The following table sets forth the aggregate number of Director DSUs held by each non-employee director at December 31, 2022.

Director DSU Balances as of December 31, 2022

Name	Annual Equity Grant (#)(a)	Non-Employee Director (NED) Deferred Stock (#)(b)	Prior Year DSU Total	Total DSUs (#)

Franklin W. Hobbs	5,938	-	111,720	117,658

Kenneth J. Bacon	3,664	-	45,464	49,128

Maureen A. Breakiron-Evans	3,664	-	71,723	75,387

William H. Cary	3,664	-	40,522	44,186

Mayree C. Clark	3,664	-	51,906	55,570

Kim S. Fennebresque	3,664	-	51,906	55,570

Melissa Goldman	3,664	3,127	-	6,791

Marjorie Magner	3,664	-	51,906	55,570

David Reilly	3,664	3,127	-	6,791

Brian H. Sharples	3,664	-	23,978	27,642

Michael F. Steib	3,664	-	43,018	46,682

(a)	Includes Director DSUs received as part of the annual retainer payments.

(b)

Includes Director DSUs received resulting from an election to defer cash payments owed to the director in the form of Director DSUs. The number of Director DSUs granted is determined by the fair market value of Ally’s common stock on the applicable grant date.

2023 Proxy Statement	27

other governance policies and practices

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics to promote integrity in the workplace, in the marketplace, and in our society and communities. The Code of Conduct and Ethics applies to all of Ally’s officers and employees, including the CEO, the Chief Financial Officer (CFO), and the Controller. We will post any amendment to the Code of Conduct and Ethics, as well as any waiver that is required to be disclosed under applicable SEC rules or NYSE listing standards, on the Company’s website at www.ally.com/about/investor/policies-charters/. There were no waivers from any provision of the Code of Conduct and Ethics in 2022 that were required to be disclosed.

Transactions with Related Persons

The Board has adopted a written Related-Person Transaction Policy (Related-Person Transaction Policy), which is included within the Governance Guidelines and which requires the CNGC to review and approve or ratify any related-person transaction.

A related-person transaction is any existing or proposed transaction, arrangement, or relationship, or any existing or proposed series of similar transactions, arrangements, or relationships, where (a) Ally or any of its subsidiaries was or will be a participant, (b) the amount involved exceeds $120,000, and (c) any related person had or will have a direct or indirect material interest. A related person is any Ally director or director nominee, any executive officer of Ally under Rule 3b-7 of the Exchange Act, any beneficial owner of more than 5% of any class of Ally’s voting securities, and any immediate family member of any of the foregoing. An immediate family member is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law—including, in each case, adoptive relationships—and any person (other than a tenant or employee) sharing the same household.

The related person involved in a potential related-person transaction must promptly submit it to Ally’s General Counsel for initial review. The submission must describe (a) the related person’s name and relationship to Ally, (b) all of the related person’s direct and indirect interests in the transaction, including the related person’s positions and relationships with, and ownership interests in, any firm, corporation, or other entity that is involved in the transaction, (c) the approximate dollar value of the amount involved in the transaction and the amount of all of the related person’s direct and indirect interests in the transaction, in each case, determined without regard to the amount of profit or loss, and (d) all other material information about the transaction and the related person’s involvement in it.

The General Counsel will refer submitted related-person transactions to the CNGC for review and approval or ratification. Facts and circumstances taken into account by the CNGC when determining whether to approve or ratify a related-person transaction may include (a) its terms, (b) the nature and extent of the related person’s interest in it, (c) the benefits likely to accrue to Ally, (d) whether its consummation is consistent with the best interests of Ally and its stockholders, (e) whether it presents a heightened risk of conflicts of interest, an improper valuation, or the perception of such a conflict or improper valuation, (f) any impact on a director’s independence, (g) the availability of other comparable transactions, arrangements, or relationships, and (h) whether it is on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances or on terms comparable to those provided to Ally’s employees generally. If the CNGC does not approve or ratify a related-person transaction or if any conditions imposed on the approval or ratification are not satisfied, Ally may not enter into or otherwise be involved in the transaction or, if already executed, must rescind or terminate the transaction as promptly and on as favorable of terms to Ally as reasonably possible. No member of the CNGC may participate in any review or consideration of any related-person transaction involving the member, the member’s immediate family, or any related entity, although the member may be counted for purposes of determining the presence of a quorum at the meeting.

No review, approval, or ratification is required for a transaction, arrangement, or relationship (a) where the rates or charges involved are determined by competitive bids, (b) involving the rendering of services as a common or contract carrier or a public utility at rates or charges fixed in conformity with law or governmental authority, (c) involving services as a bank depositary of funds, transfer

2023 Proxy Statement	28

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

agent, registrar, trustee under a trust indenture, or similar services, (d) where the interest of the related person arises solely from the ownership of a class of Ally’s equity securities and all holders of that class of equity securities receive the same benefit on a pro rata basis, or (e) involving indebtedness extended by any of Ally’s banking or broker-dealer subsidiaries if the extension of credit was made in the ordinary course of business, was made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

There has been no transaction since January 1, 2022, that is required to be reported under Item 404(a) of SEC Regulation S-K but that did not require review and approval or ratification under the Related-Person Transaction Policy or for which the Related-Person Transaction Policy was not followed.

Submission of Stockholder Proposals

Any proposal that a stockholder wishes to be considered for inclusion in Ally’s proxy materials for the 2024 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received in writing by Ally not later than November 22, 2023. We recommend that any stockholder proposal be delivered by means that provide proof of the date of delivery, such as certified mail (postage prepaid and return receipt requested). Please note that such a proposal must comply with all requirements of SEC Rule 14a-8, which addresses when we must include such a proposal in our proxy materials, including eligibility and procedural requirements that apply to the proponent.

Our Bylaws include a proxy-access right, which permits a stockholder or a group of up to 20 stockholders owning at least three percent of Ally’s outstanding common stock continuously for at least three years to nominate and include in Ally’s proxy materials for an annual meeting director nominees constituting up to the greater of two directors or twenty percent of the Board. This right and any exercise of it are subject to the specific provisions of our Bylaws, including procedures and other requirements applicable to the stockholders and the nominees, which are available on our website at www.ally.com/resources/pdf/corporate/Bylaws.pdf. For the 2024 annual meeting of stockholders, notice of proxy-access director nominees as described in our Bylaws must be received by the Corporate Secretary not earlier than October 23, 2023, and not later than November 22, 2023.

Our Bylaws establish advance-notice requirements for any stockholder proposal (including a director nomination) that is not submitted for inclusion in our proxy materials for the 2024 annual meeting of stockholders under the proxy-access right in our Bylaws or under SEC Rule 14a-8 but that is sought to be presented at the 2024 annual meeting. Such a proposal (including a director nomination) must be received in writing by Ally not earlier than January 4, 2024, and not later than February 3, 2024, and must satisfy the information and other requirements in our Bylaws. In addition, any stockholder who intends to solicit proxies in support of any director nominee other than Ally’s nominees at the 2024 annual meeting must also comply with all applicable requirements of SEC Rule 14a-19. Please note that the advance-notice requirements of SEC Rule 14a-19 do not override or supersede the longer advance-notice requirements in our Bylaws.

Any stockholder proposal (including a director nomination) submitted to Ally in connection with the 2024 annual meeting of stockholders, as well as related notices and other communications to Ally, must be received at the following address: Ally Financial Inc., Corporate Secretary, 500 Woodward Avenue, Mail Code MI-01-10-CORPSEC, Detroit, Michigan 48226.

Stockholder Engagement

Regularly engaging with stockholders is a key component of our governance practices and is aimed at maintaining a dialogue with them on operating performance, the competitive environment, ESG, and other topics of interest to them. During 2022, our engagement included interactions with many of our largest stockholders and regular participation by several members of our executive leadership in investor conferences. Stockholder feedback is shared, as appropriate, with executive leadership and the Board. Refer to Compensation Discussion and Analysis—Compensation Overview—Compensation Program Alignment With Stockholder Interests later in this proxy statement for additional information.

Governance Documents

Charters for the AC, the RC, the TC, and the CNGC, along with the Governance Guidelines, the Code of Conduct and Ethics, and the Bylaws, are available on the Company’s website at www.ally.com/about/investor/policies-charters/.

2023 Proxy Statement	29

stock ownership

Security Ownership of Certain Beneficial Owners

At the close of business on March 7, 2023, the following were known to the Company to be the beneficial owners (as defined in SEC Rule 13d-3) of more than five percent of the Company’s common stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage

Persons affiliated with The Vanguard Group (a) c/o The Vanguard Group 100 Vanguard Blvd., Malvern, Pennsylvania 19355	31,445,082	10.5%

Persons affiliated with Berkshire Hathaway Inc. (b) c/o Berkshire Hathaway Inc. 3555 Farnam Street, Omaha, Nebraska 68131	29,800,000	9.9%

Persons affiliated with Harris Associates LP (c) c/o Harris Associates LP 111 S. Wacker Drive Suite 4600, Chicago, Illinois 60606	25,997,686	8.6%

Persons affiliated with Blackrock, Inc. (d) c/o Blackrock, Inc. 55 East 52nd Street New York, NY 10055	22,366,239	7.4%

(a)

This is according to information provided to the Company in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 263,993 shares of our common stock, sole dispositive power over 30,657,415 shares of our common stock, and shared dispositive power over 787,667 shares of our common stock, including by reason of advisory and other relationships with clients who own such shares.

(b)

This is according to information provided to the Company in a Schedule 13G filed as a group, by: Warren E. Buffett, Berkshire Hathaway Inc., National Indemnity Company, Berkshire Hathaway Life Insurance Company of Nebraska, BHG Life Insurance Company, British Insurance Company of Cayman, Columbia Insurance Company, GEICO Marine Insurance Company, GEICO Secure Insurance Company, GEICO Corporation, National Fire & Marine Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, Precision Castparts Corp. Master Trust and BNSF Master Retirement Trust (collectively, the “Berkshire Hathaway Group”), with the SEC on February 14, 2023. Mr. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc. and GEICO Corporation are each a Parent Holding Company or Control Person of the other members of the Berkshire Hathaway Group. According to the Schedule 13G, Mr. Buffett and Berkshire Hathaway Inc. together have shared voting power over 29,800,000 shares of our common stock and shared dispositive power over 29,800,000 shares of our common stock; National Indemnity Company has shared voting power over 7,215,875 shares of our common stock and shared dispositive power over 7,215,875 shares of our common stock; Berkshire Hathaway Life Insurance Company of Nebraska has shared voting power over 2,803,875 shares of our common stock and shared dispositive power over 2,803,875 shares of our common stock; BHG Life Insurance Company has shared voting power over 462,875 shares of our common stock and shared dispositive power over 462,875 shares of our common stock; British Insurance Company of Cayman has shared voting power over 625,000 shares of our common stock and shared dispositive power over 625,000 shares of our common stock; Columbia Insurance Company has shared voting power over 4,228,200 shares of our common stock and shared dispositive power over 4,228,200 shares of our common stock; GEICO Marine Insurance Company has shared voting power over 703,000 shares of our common stock and shared dispositive power over 703,000 shares of our common stock; GEICO Secure Insurance Company has shared voting power over 2,434,000 shares of our common stock and shared dispositive power over 2,434,000 shares of our common stock; GEICO Corporation has shared voting power over 3,137,000 shares of our common stock and shared dispositive power over 3,137,000 shares of our common stock; National Fire & Marine Insurance Company has shared voting power over 4,836,250 shares of our common stock and shared dispositive power over 4,836,250 shares of our common stock; Berkshire Hathaway Consolidated Pension Plan Master Trust has shared voting power over 9,139,880 shares of our common stock and shared dispositive power over 9,139,880 shares of our common stock; Precision Castparts Corp. Master Trust has shared voting power over 2,879,795 shares of our common stock and shared dispositive power over 2,879,795 shares of our common stock; BNSF Master Retirement Trust has shared voting power over 1,500,000 shares of our common stock and shared dispositive power over 1,500,000 shares of our common stock; and the Berkshire Hathaway Group is deemed to be a group for purposes of Section 13(d) of the Exchange Act and are party to that certain Joint Filing Agreement entered into as of February 14, 2023.

(c)

This is according to information provided to the Company in a Schedule 13G/A filed by Harris Associates L.P. with the SEC on February 14, 2023. According to the Schedule 13G/A, Harris Associates L.P. and its general partner Harris Associates Inc. have sole dispositive power over 25,997,686 shares of our common stock by reason of advisory and other relationships with clients who own such shares and Harris Associates L.P. has been granted the power to vote shares of our common stock in circumstances it determines to be appropriate in connection with assisting its advised clients to whom it renders financial advice in the ordinary course of business, by either providing information or advice to the persons having such power, or by exercising the power to vote.

(d)

This is according to information provided to the Company in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 31, 2023. According to the Schedule 13G/A, Blackrock, Inc. has sole voting power over 18,710,119 shares of our common stock and sole dispositive power over 22,366,239 shares of our common stock.

2023 Proxy Statement	30

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Security Ownership of Directors, Nominees, and Executive Officers

The following tables set forth information, at the close of business on March 7, 2023, concerning the number of shares of common stock and stock-settled units of the Company beneficially owned (as defined in SEC Rule 13d-3) by each director, nominee, and NEO (as defined in the Compensation Discussion and Analysis later in this proxy statement) as well as all directors and executive officers (as defined in SEC Rule 3b-7) as a group. Our executive officers under SEC Rule 3b-7 are also the individuals designated as our officers under Section 16(a) of the Exchange Act and SEC Rule 16a-1. Each of the individuals listed in the following table owns less than one percent of the outstanding shares of our common stock, and all directors and executive officers as a group own less than one percent of the outstanding shares of our common stock. The persons named have furnished this information to us.

Beneficial Ownership

Name	Shares of Common Stock Beneficially Owned	Stock-Settled Units(a)	Total Beneficial Ownership (d)

Franklin W. Hobbs	15,000	117,658	132,658

Kenneth J. Bacon	-	49,128	49,128

Maureen A. Breakiron-Evans	8,540	75,387	83,927

William H. Cary	-	44,186	44,186

Mayree C. Clark	30,000	55,570	85,570

Kim S. Fennebresque	-	55,570	55,570

Melissa Goldman	-	6,791	6,791

Marjorie Magner	4,700	55,570	60,270

David Reilly	-	6,791	6,791

Brian Sharples	-	27,642	27,642

Michael F. Steib	2,000	46,682	48,682

Jeffrey J. Brown(b)	445,776	217,503	663,279

Bradley J. Brown(b)	35,004	28,656	63,660

Diane E. Morais(b)	171,168	63,475	234,643

Scott A. Stengel	69,940	-	69,940

Douglas R. Timmerman(b)	98,295	69,941	168,236

Jennifer A. LaClair(c)	73,008	96,582	169,590

Directors and Executive Officers as a Group (19 persons)	1,057,764	1,072,336	2,130,100

(a)	Comprises all vested stock-settled units and all stock-settled units that will vest within 60 days of March 7, 2023.

(b)

Stock-settled units for Mr. J. Brown, Mr. B. Brown, Ms. Morais, and Mr. Timmerman include RSUs that are nonforfeitable because they have attained retirement eligibility pursuant to the terms of the awards.

(c)

Stock-settled units for Ms. LaClair include RSUs that are nonforfeitable because they fully vested on March 3, 2023 pursuant to the terms of the Transition Services and Release Agreement. Refer to Compensation Discussion and Analysis—Other—Leadership Changes later in this proxy statement for more information.

(d)

Under SEC rules, stock units are not treated as beneficially owned if the holder does not have the right to acquire the underlying stock within 60 days of March 7, 2023, or if the stock units will be settled in cash and therefore do not represent the right to acquire stock. Amounts reflected in the following table comprise beneficially owned units included in the table above as well as time-based restricted stock units (RSUs) and performance-based restricted stock units (PSUs) that are excluded from the table above.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

	Beneficially Owned
Name	Shares of Common Stock	Stock- Settled Units	Number of RSUs(1)	Number of PSUs(1)	Total	Implied Value ($)(2)

Jeffrey J. Brown	445,776	217,503	300	308,929	972,508	28,611,185

Bradley J. Brown	35,004	28,656	300	25,916	89,876	2,644,152

Diane E. Morais	171,168	63,475	300	89,174	324,117	9,535,522

Scott A. Stengel	69,940	-	34,653	48,367	152,960	4,500,083

Douglas R. Timmerman	98,295	69,941	300	96,481	265,017	7,796,800

Jennifer A. LaClair(3)	73,008	96,582	-	51,194	220,784	6,495,465

(1)

The RSUs identified here settle in shares of Ally common stock. The PSUs identified here settle in cash, except that the PSUs of Mr. B. Brown settle in shares of Ally common stock. For PSUs, the number assumes that the related performance goals are achieved at the target. For further information on all long-term incentive awards, refer to Compensation Discussion and Analysis— Components of Ally’s Executive-Compensation Program later in this proxy statement.

(2)

The implied value was calculated by multiplying total beneficially owned shares of common stock and stock-settled units, stock-settled RSUs, and stock and cash-settled PSUs, by $29.42, which was the closing price of Ally common stock on March 7, 2023.

(3)

Stock-settled units for Ms. LaClair include RSUs that are nonforfeitable because they fully vested on March 3, 2023 pursuant to the terms of the Transition Services and Release Agreement. Refer to Compensation Discussion and Analysis—Other—Leadership Changes later in this proxy statement for more information.

The CEO, all other Purview Executives, other specified business and enterprise-function leaders, and all directors, together in each case with their specified associated persons, are subject to personal-trading restrictions to further align the interests of management and directors with those of stockholders. Refer to Compensation Discussion and Analysis—Compensation Policies and Governance Practices—Anti-Hedging and Anti-Pledging Policies later in this proxy statement for more information.

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compensation discussion and analysis

Named Executive Officers

Our Compensation Discussion and Analysis (CD&A) describes our executive-compensation philosophy and program as reported in the executive-compensation tables that follow, which provide information relating primarily to compensation decisions for the following 2022 named executive officers (NEOs) of the Company:

JEFFREY J. BROWN Chief Executive Officer	BRADLEY J. BROWN Corporate Treasurer and Interim Chief Financial Officer	DIANE E. MORAIS President, Consumer & Commercial Banking	SCOTT A. STENGEL General Counsel	DOUGLAS R. TIMMERMAN President, Dealer Financial Services	JENNIFER A. LACLAIR Former Senior Operating Advisor and Former Chief Financial Officer

Defined Terms in the CD&A

AIP	Annual Incentive Plan	NEO	Named Executive Officer

CNGC	Compensation, Nominating, and Governance Committee	OCI	Other Comprehensive Income

EPS	Earnings Per Share	PSU	Performance Stock Unit

ESG	Environmental, Social, and Governance	RSU	Restricted Stock Unit

ERG	Employee Resource Group	ROTCE	Return on Tangible Common Equity

GAAP	Generally Accepted Accounting Principles	TSR	Total Stockholder Return

ICP	Incentive Compensation Plan	TSV	Total Stockholder Value

MRT	Material Risk Taker	YoY	Year over Year

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Company Performance

2022 BUSINESS AND CULTURE HIGHLIGHTS

Ally continued to deliver strong business results in a historic interest-rate environment. These 2022 business and culture highlights reflect the work of our 11,600+ teammates who operate under our LEAD core values and ‘Do It Right’ approach in driving long-term value for all stakeholders. ESG achievements are identified with a green leaf.

• Delivered strong 2022 business performance with EPS of $5.03, Adjusted EPS(a) of $6.06, total revenue of $8.4 billion, and net income of $1.7 billion

• Executed $1.7 billion of share repurchases and paid $1.20 in dividends per share during 2022

• Expanded our dealership network for the 13th straight year to 23 thousand dealer relationships, leading to total consumer auto originations of $46.4 billion in 2022, sourced from 12.5 million applications

• Generated written insurance premiums of $1.1 billion during 2022, the 5th consecutive year above $1.0 billion

• Ally Bank generated its 14th consecutive year of growth in retail deposit customers and deposits, expanding the customer base by 205 thousand and growing total deposits to $152.3 billion, which comprised 88% of overall funding as of December 31, 2022

• Ally Home generated pre-tax income of $55 million while focusing on customer experience in a dynamic market

• Ally Credit Card had loan balances of $1.6 billion at December 31, 2022, driven by building 1 million active cardholder relationships

• Ally Lending generated origination volume of $2.1 billion from a network of 3.4 thousand active merchant relationships

• Corporate Finance expanded its held-for-investment loan portfolio by 31% YoY to $10.1 billion

• Introduced Ally CoverDraft, which provides a no-fee overdraft allowance to our qualifying customers on debit transactions subject to a certain amount

• Increased our minimum wage to $23 per hour and announced our fourth annual grant of Ally RSUs to all active employees

• Recognized as a Most Loved Workplace by Newsweek, one of Peoples’ Companies that Care, and America’s Best Large Employer and Best Employer for Diversity by Forbes

• Hosted our fourth annual Moguls in the Making student competition in collaboration with the Thurgood Marshall College Fund and the Sean Anderson Foundation

• Ally provided $18 million in grants and sponsorships, and Ally employees gave back to worthy causes by donating approximately 44,000 hours of time and, together with Ally under its matching program, $2.3 million

• Achieved carbon neutrality for 2021 by partnering with the Arbor Day Foundation and Natural Capital Partners to offset Scope 1 and Scope 2 emissions

$5.03 EPS	$6.06 Adjusted EPS(a)
55.6% Efficiency Ratio	47.0% Adjusted Efficiency Ratio(a)
13.3% Return on GAAP Common Equity	20.5% Core ROTCE(a)
$3.3B Ally Home Direct-to-Consumer Originations	$152.3B Total Deposits at December 31, 2022
$46.4B Consumer Auto Originations	$1.1B Insurance Written Premiums
$2.1B Ally Lending Point-of-Sale Originations	205K Increase in Retail Deposit Customers During 2022
(a) This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

These highlights and other portions of this CD&A contain non-GAAP financial measures. Non-GAAP financial measures supplement the results that are reported according to GAAP and may be useful to readers, but they should not be viewed in isolation from, or as a substitute for, GAAP results. The differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in Appendix A of this proxy statement.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

2022 COMPANY PERFORMANCE SUMMARY AND CEO TOTAL COMPENSATION MIX

We continued to execute against our long-term strategic priorities while navigating a fluid macroeconomic environment. The optimization of our business was evident in our ability to generate record net interest margin and total revenue. We continued to expand our customer base to approximately 11 million as our customer-centric products continue to resonate in the market.

Our 2022 accomplishments go beyond the financial metrics. Our purpose driven “Do It Right” culture, focused on customers, employees, and communities, is at the core of everything we do. For our employees, we increased minimum wage and further instilled an owner’s mentality across the organization through our #OwnIt Annual Grant Program where each active, regular employee is granted 100 RSUs. For our customers, after leading the charge to eliminate overdraft fees in 2021, we introduced CoverDraft, a free service that further enhances overdraft protection – another example of our commitment to be a relentless financial ally for our customers. Within our communities, the Ally Charitable Foundation, which has approximately $70 million in assets, supported organizations in underserved communities in which we live and served to create lasting change. We believe that our culture is a competitive advantage and an essential component of Ally’s winning equation.

In 2023, we remain committed to living our name and being an ally for our customers. Our team will be focused on navigating our long-term strategic priorities as we strive to create long-term value for all stakeholders.

Compensation Overview

COMPENSATION PHILOSOPHY

Ally believes there should be a strong linkage between compensation and performance as well as alignment with good governance principles and stockholder interests. This linkage is embodied throughout our executive-compensation program, including (1) the AIP, which governs awards of cash-based incentive compensation, and (2) the ICP, which governs awards of equity-based incentive compensation. In support of this compensation philosophy, Ally’s executive-compensation program is structured to:

•	Align with Stockholders: Our compensation program is designed to drive long-term value creation for our stockholders;

•	Incentivize Performance: Provide appropriate short- and long-term incentives based on individual, business, and Company performance;

•	Balance Risk: Encourage prudent, but not excessive, risk taking;

•	Be Market Competitive: Provide a total compensation opportunity competitive with market practice and reflective of the responsibilities of the role;

•	Retain Talent: Encourage the retention of key executives; and

•	CNGC Judgment: Evaluate Company and individual performance to a balanced scorecard and pre-established goals and objectives using informed judgment to assess performance for the year.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

CONSIDERATION OF STOCKHOLDER SAY-ON-PAY VOTES

At our 2022 annual meeting, we provided our stockholders the opportunity to vote on an advisory resolution approving the compensation paid to our NEOs in 2021. Approximately 93% of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the proposal voted in support of the resolution. The CNGC continues to monitor feedback from our stockholders through say-on-pay advisory votes and other channels and will consider this feedback in overseeing our executive-compensation program.

COMPENSATION PROGRAM ALIGNMENT WITH STOCKHOLDER INTERESTS

The following table highlights some of the key areas of interest from our stockholders based on direct feedback, published stewardship reports, and proxy voting guidelines from some of our largest investors.

Stockholder Interest	How Ally Aligns with Stockholders
Compensation plans should drive long-term value creation

Our compensation programs reward our executive leaders for delivering performance results based on our strategic goals related to Company financial and operational performance in the short-term and delivering appropriate returns for our stockholders over the long term. The majority of compensation is performance-based with a significant portion of incentive compensation tied to long-term performance through the use of PSUs and RSUs. PSU performance is measured over a three-year period.

Compensation plans should measure both absolute and relative performance

Our new 2023 PSU awards feature Core ROTCE to focus our NEOs and other leaders on producing an appropriate return on equity to create long-term value for our stockholders and a relative TSR modifier to measure our performance against our peers (refer to 2023 PSUs later in this CD&A for additional information).

Compensation plans should incorporate performance metrics consistent with corporate strategy and market practice

In conducting its review, the CNGC utilizes a balanced Company scorecard that shows (i) key financial metrics, (ii), operational indicators, (iii), regulatory and customer metrics, (iv) employee indicators, and (v) other relevant qualitative factors, and also considers the performance of each NEO against individual performance goals and objectives (refer to CNGC Process to Determine Compensation and Components of Ally’s Executive-Compensation Program later in this CD&A for additional information).

The Company should invest in its employees

We have taken several actions to invest in our employees who take care of our customers. We provide competitive compensation and benefits. We increased our minimum wage to $23 per hour during 2022 and provided an annual grant of Ally RSUs to all active, regular employees. Additionally, the Company offers competitively priced benefit programs to make healthcare more accessible for all employees.

ESG should be considered in incentive-compensation decisions

ESG achievements are considered by the CNGC in incentive-compensation decisions for our CEO and other NEOs (Company and individual ESG achievements are identified with a green leaf throughout the CD&A).

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

COMPENSATION PROGRAM GOVERNANCE

The CNGC oversees Ally’s executive-compensation program and determines the compensation for our CEO, NEOs, and other Purview Executives. In addition to implementing a performance-based compensation framework, the CNGC has established strong compensation governance as demonstrated by the following practices that apply to our NEOs.

Our Practices

✓  Majority of total compensation is performance-based through use of variable incentive awards that measure performance in the short- and long-term

✓  Alignment of NEOs’ interests with those of our stockholders by awarding 60% or more of incentive compensation in the form of long-term awards

✓  Annual risk assessment of our compensation program and the risk-management behavior of each of the NEOs

✓  Performance-based compensation program that evaluates absolute and relative performance

✓  Meaningful stock-ownership guidelines

✓  Enforcement of stock-trading restrictions

✓  Enhanced clawback policy applicable to all incentive awards

✓  Utilization of a compensation consultant by the CNGC to provide updates on market trends and best practices

Excluded Practices

×   No guaranteed incentive payouts for NEOs

×   No employee agreements

×   No excessive perquisites or executive retirement benefits

×   No single-trigger payments or vesting upon a change in control

×   No tax gross-ups for excise or income taxes

×   No hedging or pledging of Company stock

Assessing Compensation Competitiveness

COMPENSATION PEER GROUP

The CNGC, with input from FW Cook as its compensation consultant, annually reviews and approves the peer group used in assessing compensation competitiveness. In its review, the CNGC primarily considers the following factors:

Industry Screen	Size and Scale	Talent Competitors	Direct Business Competitors
U.S. publicly traded companies in the banking and consumer-finance industries	Companies with total assets or net revenue between one-third and three-times the size of Ally	Companies with whom Ally competes for senior executive talent	Companies with whom Ally competes for business

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The CNGC also considers peers that are identified by the investor community, peers of our selected peers, and companies that include Ally within its peer group. Ally’s peer group is set forth in the following table.

2022 Compensation Peer Group (a)

• Capital One • Citizens Financial Group • Comerica • Discover • Fifth Third Bancorp • First Republic Bank • Huntington Bancshares	• KeyCorp • M&T Bank • PNC Financial • Regions Financial • Synchrony Financial • Truist Financial • U.S. Bancorp
(a)	First Citizens BancShares (formerly CIT Group) was removed as a peer in 2022.

The following chart shows how Ally compares to its 2022 peer group for some relevant metrics.

In approving the peer group for 2022, however, the CNGC noted the scarcity of firms that are reflective of Ally’s structure, risk profile, complexity, activities, and size—more specifically, a company with a highly regulated all-digital bank, no brick-and-mortar branches, its initial public offering less than 10 years ago, nearly $200 billion in assets, and its largest business centered around secured consumer auto financing. As a result, peer-group data is only one factor among many considered by the CNGC in assessing performance—especially long-term value creation for stockholders—and determining executive compensation.

ASSESSMENTS CONDUCTED

The Company engaged McLagan Data & Analytics to provide consulting services on executive compensation for the 2022 – 2023 cycle. This included a competitive assessment of the compensation for our NEOs and other Purview Executives, which was shared with the CNGC and FW Cook. For this purpose, we compare the total compensation of our NEOs and other Purview Executives against the median of peer group, referenced above, and survey data as applicable.

With each individual executive, the CNGC may set total compensation above or below the median based on a variety of factors, including individual performance, sustained performance over time, performance of the Company, performance of the applicable business line or corporate function, criticalness to retain, skill set, time in the position, and experience relative to external market counterparts.

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CNGC Process to Determine Compensation

FW Cook served as a compensation consultant to the CNGC during 2022 and for the 2022–2023 compensation cycle. The CNGC is directly responsible for the appointment, compensation, and oversight of the work of FW Cook. FW Cook provides ongoing advice with respect to the compensation plans covering the executives, including our NEOs, and non-employee directors. FW Cook, as requested, attends meetings of the CNGC involving compensation matters, reviews compensation materials developed by management in advance of the CNGC meetings, and shares information on market practices and trends with the CNGC. FW Cook undertakes no separate work for Ally. The CNGC assessed the independence of FW Cook under applicable NYSE listing standards and SEC rules and determined that its work for the CNGC does not raise any conflicts of interest.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Components of Ally’s Executive-Compensation Program

Total compensation for our NEOs is primarily composed of base salary, annual cash incentive awards, and long-term incentive awards in the form of PSUs and RSUs.

We provide our NEOs with health and welfare benefits under broad-based programs generally available to all of our employees. Our benefit programs include retirement savings plans, medical, dental, disability benefits, life insurance, and other programs generally offered in the external market. NEOs also received, along with all other active, regular employees, a grant of 100 RSUs through the #OwnIt Annual Grant Program to foster an owner’s mentality.

In addition to broad-based benefits, the NEOs receive limited additional benefits and perquisites so that the Company can remain competitive in attracting and retaining executive talent. These benefits are itemized in the notes to the Summary Compensation Table later in this proxy statement.

INCENTIVE COMPENSATION

Each year the CNGC reviews the performance of our NEOs and other Purview Executives using a balanced and disciplined approach to determine incentive compensation awards. The CNGC considers the overall performance and results by reviewing both a balanced scorecard and individual results to pre-established goals and objectives.

Ally’s executive-compensation program is intended to reward and retain executives, including the NEOs, with a substantial emphasis on long-term performance to align with stockholder interests. This focus on the long term is embodied in both how incentive compensation is earned (multi-year performance and vesting periods) and how incentive compensation is realized (value of equity awards are impacted by changes in the stock price after the initial grant).

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

The CNGC then makes final total incentive compensation determinations based on its review of performance for the year. Details of specific Company and individual performance and achievements can be found in 2022 Business and Culture Highlights earlier in this CD&A and Performance Results and Compensation Decisions later in this CD&A. The CNGC believes that a holistic and non-formulaic approach in determining total incentive compensation is appropriate as it provides the flexibility to provide a level of incentive compensation commensurate with overall Company and individual performance, including the consideration of qualitative factors, and incentivizes our leaders to drive overall, long-term value for our stockholders.

Once the CNGC determines each NEO’s total incentive compensation, awards are made in a formulaic manner according to the following mix structure:

Incentive Award Target Mix

Within the first two months after the performance year has concluded, the annual cash incentive awards are paid, and the long-term incentive awards are granted. For PSUs and RSUs, any dividends declared over the vesting period are accumulated and paid at or after the time of settlement.

LONG-TERM INCENTIVE AWARDS

As described in Components of Ally’s Executive-Compensation Program earlier in this CD&A, long-term incentive awards are designed to align the interests of our NEOs with those of our stockholders. The CNGC believes that the PSUs and the RSUs achieve this aim, as the ultimate value received depends on the share price in the future when the awards vest and, in the case of PSUs, the level of attainment of the applicable performance goals. As displayed in the graphic above, long-term incentive awards granted based on the performance for the prior year include 50% in the form of PSUs and 50% in the form of RSUs.

2023 PSUS

The PSUs granted to our NEOs in 2023 were awarded based on their 2022 performance. The 2023 PSUs measure performance over the three-year period to Core ROTCE (excluding OCI) and feature a relative TSR performance modifier. The CNGC believes that these two metrics align executive compensation with the Company’s operating performance, risk appetite, and long-term stockholder returns, while providing for a potential payout adjustment based on the Company’s TSR performance measured against

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

its compensation peer group. The CNGC establishes threshold, target, and maximum goals, along with TSR performance modifier thresholds that, in its judgment, appropriately challenge management and align with stockholder priorities. The annual process includes a comprehensive review of multiple factors including the Company’s prior-year performance, the current year’s financial plan, and the multi-year strategic plan. For details on these goals, refer to Summary of Outstanding PSUs later in this proxy statement. The following table provides additional information considered by the CNGC in selecting each performance metric.

PSU Metric	Weight	Reason for Inclusion

Core ROTCE (excluding OCI)(a)	100%	A performance metric widely used in the banking industry that incentivizes management to effectively allocate capital and produce an appropriate return on stockholder’s equity

Relative TSR	Modifier	Intended to align the interests of management with stockholders by incentivizing performance that results in stockholder returns that are favorable to our compensation peer group
(a)	This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Under the ICP, which governs our PSUs, the CNGC has excluded from Core ROTCE the impact of designated items so that the performance goals reflect factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business or outside of the leadership team’s performance and control. New for the 2023 PSU awards, the Core ROTCE calculation will exclude the impact of accumulated OCI from the denominator of the calculation to remove the impact of potential volatility in the accumulated OCI balance. The CNGC believes that removing accumulated OCI from the denominator of Core ROTCE is appropriate given the impacts are not reflective of the Company’s earnings and return profile, and Core ROTCE excluding accumulated OCI is aligned with stockholders’ assessment of the Company’s financial performance. Refer to Appendix A of this proxy statement for details on additional designated items.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

SUMMARY OF OUTSTANDING PSUS

Each outstanding PSU awarded to our NEOs has a cumulative three-year performance period. Earned PSUs will vest and settle in cash following the conclusion on the performance period. Any dividends declared during the vesting period are accumulated and paid at or after the time of settlement based on the number of PSUs earned at the conclusion of the performance period. PSUs pay out between 0% and 150% of target based on the achievement of the predetermined goals for Core ROTCE and TSV Growth Rate for 2021 and 2022 PSU awards. PSUs granted in 2023 pay out between 0% and 150% of target based on Core ROTCE (excluding OCI) and then a relative TSR performance modifier is applied as detailed below (see 2023 PSUs earlier in this CD&A for additional details). PSU payouts are determined using linear interpolation between the two nearest goals. The goals established by the CNGC for the PSUs granted in 2021, 2022, and 2023 follow:

(a)	This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

ANNUAL EMPLOYEE #OWNIT GRANT

Following an initial grant of 100 RSUs to eligible employees in January 2020, in August 2021 we announced that all eligible employees may be awarded Ally stock annually through the Company’s discretionary #OwnIt Annual Grant Program dependent upon our financial performance and Board approval. In January 2023, for the fourth consecutive year, we awarded all active, regular Ally employees with 100 RSUs, subject to a 3-year cliff vesting schedule, to support an owner’s mentality and to align our entire workforce with the long-term interests of our stockholders. The #OwnIt Annual Grant Program in addition to other programs such as our 2% discretionary 401(k) contribution that was provided for the 13th consecutive year, help drive the financial well-being of our employees.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Performance Results and Compensation Decisions

2022 INCENTIVE AWARDS

In determining total incentive awards for each NEO in 2022, the CNGC used a balance scorecard to consider overall Company and individual performance and achievements. The CNGC made the determination to fund the annual incentive pool down significantly from prior year and total compensation for 2022 performance was funded near target levels. Refer to CNGC Process to Determine Compensation and Components of Ally’s Executive-Compensation Program—Incentive Compensation earlier in this CD&A for more information. Equity awards granted during the 2022 calendar year is reflective of 2021 performance results and compensation decisions.

	2021 Performance Year Incentive Compensation				2022 Performance Year Incentive Compensation				YoY Total Incentive
Name	AIP Cash	RSU (Granted 2022)	PSU (Granted 2022)	Total Incentive	AIP Cash	RSU (Granted 2023)	PSU (Granted 2023)	Total Incentive	% Change	$ Change

Jeffrey J. Brown	$4,900,000	$4,550,000	$4,550,000	$14,000,000	$4,287,500	$3,981,250	$3,981,250	$12,250,000	-13%	$-1,750,000

Bradley J. Brown	Not a Named Executive Officer in 2021				$975,000	$585,000	$390,000	$1,950,000	N/A	N/A

Diane E. Morais	$1,800,000	$1,350,000	$1,350,000	$4,500,000	$1,560,000	$1,170,000	$1,170,000	$3,900,000	-13%	$-600,000

Scott A. Stengel	$980,000	$735,000	$735,000	$2,450,000	$840,000	$630,000	$630,000	$2,100,000	-14%	$-350,000

Douglas R. Timmerman	$1,860,000	$1,395,000	$1,395,000	$4,650,000	$1,800,000	$1,350,000	$1,350,000	$4,500,000	-3%	$-150,000

2020 LONG-TERM PSU AWARDS

The three-year performance period for PSUs granted in 2020 is complete, and the CNGC has certified the following results.

(a)	This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

These results reflect management’s continued focus on driving Core ROTCE and TSV Growth Rate for the benefit of stockholders. Their calculation included adjustments for items designated by the CNGC at the time of grant, primarily the effect of impacts associated with acquisition activity and litigation settlements.

INDIVIDUAL PERFORMANCE AND COMPENSATION DECISIONS

The compensation-decision tables that follow are not meant to be substitutes for the Summary Compensation Table set forth later in this proxy statement but are provided to show the compensation approved by the CNGC for the NEOs’ performance during 2022. The values and other information in these tables differ from those shown in the Summary Compensation Table due to SEC rules requiring that salary be reported for the past year rather than the coming year and that equity-based awards be reported based on the year of grant rather than the service year to which they relate. Accordingly, the base salary and the PSUs and RSUs reflected in the following tables will be reported in next year’s Summary Compensation Table, as they were effective or granted in 2023. The value of PSUs assume that the related performance goals are achieved at the target. For further information on all long-term incentive awards, refer to Components of Ally’s Executive-Compensation Program—Long-Term Incentive Awards earlier in this CD&A.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

JEFFREY J. BROWN, Chief Executive Officer

Achievements

• Delivered strong 2022 business performance across our leading auto, insurance, and digital bank platforms with full-year Adjusted EPS(a) of $6.06, Core ROTCE(a) of 20.5%, Adjusted Total Revenue(a) of $8.7 billion, and a CET1 Capital Ratio of 9.3%

• Completed $1.7 billion in share repurchases and increased the dividend payment to $0.30 per share

• Continued to maintain a focus on driving culture, including controls and risk management efforts

Customers

• Maintained 11 million customers across all of Ally’s business lines

• Continued to focus on deepening customer relationships through our differentiated platforms that combine leading, award-winning digital capabilities with deeply-integrated, stable, and secure banking platforms

Employees

• Recognized as a Most Loved Workplace by Newsweek, one of Peoples Companies that Care, and America’s Best Large Employer and Best Employer for Diversity by Forbes

• Expanded mental health benefits for the whole family and increased parental leave up to 14 weeks for mothers and fathers

• Helped close the wealth gap for entry-level and early-career employees by increasing our minimum wage 15% to $23 per hour and awarded all active, regular employees 100 RSUs through our #OwnIt annual grant

• Continued to evolve our culture of inclusion and belonging with over 50% of our workforce actively engaged in one of our ERGs

• Observed as being in the top 10% of companies for employee engagement

Communities

• Hosted our fourth annual Moguls in the Making student competition in collaboration with the Thurgood Marshall College Fund and the Sean Anderson Foundation

• Ally provided $18 million in grants and sponsorships and Ally employees gave back to worthy causes by donating approximately 44,000 hours of time and, together with Ally under its matching program, $2.3 million

• Achieved carbon neutrality by partnering with the Arbor Day Foundation and Natural Capital Partners to offset Scope 1 and Scope 2 emissions

(a) This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

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BRADLEY J. BROWN, Corporate Treasurer & Interim Chief Financial Officer

Achievements

• Delivered strong 2022 business performance across our leading auto, insurance, and digital bank platforms with full-year Adjusted EPS(a) of $6.06, Core ROTCE(a) of 20.5%, and Adjusted Total Revenue(a) of $8.7 billion, and CET1 Capital Ratio of 9.3%

• Completed $1.7 billion in share repurchases and increased our dividend payment to $0.30 per share

• Continued to maintain a focus on risk and controls by driving culture supporting disciplined risk management and balance sheet optimization

Customers

• Led Treasury systems evolution projects, including improved processing capabilities, while maintaining focus on a dynamic interest rate environment

Employees

• Ongoing financial education workshops and free certified financial planners to provide tools and resources for employees to promote informed and effective decisions with financial resources

• Observed as being in the top 10% of companies for employee engagement

Communities

• Ally provided $18 million in grants and sponsorships and Ally employees gave back to worthy causes by donating approximately 44,000 hours of time and, together with Ally under its matching program, $2.3 million

(a)   This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

DIANE E. MORAIS, President, Consumer & Commercial Banking

Achievements

• Continued to diversify the balance sheet with steady growth in the Corporate Finance, Ally Home, Ally Invest, Ally Lending and Ally Card businesses, while maintaining capital-allocation discipline

• Continued to maintain a focus on driving culture, including controls and risk management efforts

Customers

• Further enhancements to overdraft protection, beyond elimination of overdraft fees, for all customers

• Ally Bank generated its 14th consecutive year of growth in retail deposit customers and deposits, expanding the customer base by 205 thousand and growing total deposits to 152.3 billion; 88% of overall funding as of December 31, 2022

• Ally Home generated pre-tax income of $55 million and originations of $3.3 billion while focusing on customer experience in a dynamic market

• Ally Credit Card loan balances of $1.6 billion at December 31, 2022, driven by building 1 million active cardholder relationships

• Ally Lending generated origination volume of $2.1 billion, from a network of 3.4 thousand active merchant relationships

• Corporate Finance expanded its held-for-investment loan portfolio by 31% YoY to $10.1 billion

Employees

• Helped close the wealth gap for entry level and early career employees by increasing our minimum wage 15% to $23 per hour

• Observed as being in the top 10% of companies for employee engagement

• Recognized as a Most Loved Workplace by Newsweek

Communities

• Championed diverse supplier initiatives supporting minority and women owned businesses

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

SCOTT A. STENGEL, General Counsel

Achievements

• Served as a trusted counsel to the Board and executive management on strategic, business, governance, technology, and regulatory matters

• Defended Ally’s interests in litigation and other disputes vigorously and effectively

• Continued to maintain a focus on driving culture, including controls and risk management efforts, and by doing so helped position Ally well for an evolving environment

Customers

• Delivered strategic legal advice in connection with Ally’s technology evolution projects

• Developed expanded forums to leverage legal data to improve customer experience

Employees

• Served as a co-executive sponsor for the PRIDE Allies ERG

Communities

• Enhanced social-justice initiatives addressing education and engagement, pro bono, and scholarships and mentoring for the next generation

• Supported multiple DE&I activities and the Ally Charitable Foundation to benefit the communities in which we live and work

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

DOUGLAS R. TIMMERMAN, President, Dealer Financial Services

Achievements

• Consumer auto originations of $46.4 billion sourced through nearly 23,000 active dealers, representing our 13th straight year of expansion

• Wrote insurance premiums of $1.1 billion sourced through nearly 4,600 dealers to further leverage synergies with the auto finance business

• Continued to maintain a focus on driving culture, including controls and risk management efforts

Customers

• Enhanced digital solutions to speed credit decisioning and funding and provide flexible self-service help options for customers relating to collections and servicing activities, all during a rapidly changing environment

• Recognized by J.D. Power as a leader in consumer auto loans across multiple customer credit categories

• Delivered 8.24% estimated retail auto origination yield, up 114 basis points YoY

Employees

• Helped close the wealth gap for entry level and early career employees by increasing our minimum wage 15% to $23 per hour

• Observed as being in the top 10% of companies for employee engagement

• Recognized as a Most Loved Workplace by Newsweek

• Sponsored ERGs, which helped evolve our culture of inclusion and belonging with over 50% of our workforce actively engaged in one of our groups

Communities

• Championed diverse supplier initiatives supporting minority and women owned businesses

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Compensation Policies and Governance Practices

STOCK-OWNERSHIP GUIDELINES

The Board believes that the interests of management and stockholders are further aligned by stock-ownership guidelines for the CEO and other Purview Executives. As a result, the Governance Guidelines provide for the following minimum ownership levels:

Ownership is generally based on whether the executive is meaningfully exposed to changes in the share price of Ally stock and, as a result, includes 100% of shares owned outright, 50% of unvested RSUs that settle in shares, and 50% of any earned but unvested PSUs that settle in shares. The Board understands, however, that some period of time will be required for a newly employed or promoted executive to accumulate the requisite shares and that family or other personal reasons may necessitate a sale of accumulated shares. To ensure that the purposes of these stock-ownership guidelines are achieved, whenever the minimum ownership level is not achieved or maintained, the executive must retain 50% of the net (after tax) shares received from any equity grant that has been made since Ally’s initial public offering.

CLAWBACK PROVISIONS AND RELATED REVIEWS

Ally’s executive-compensation program is designed to balance risk and reward in its businesses and operations and to discourage any exposure to inappropriate, excessive, or imprudent risks.

In support of these aims, Ally engages in a “loss trigger” review, which is applicable to the CEO, other Purview Executives, and all other MRTs who received deferred incentive-compensation awards (cash- or equity-based) for any year in which they were classified as MRTs. Prior to the payout of any deferred incentive-compensation award to an MRT, the Company determines if a significant loss or other negative risk outcome has occurred that relates to the risk-taking activities of the MRT. The Company’s senior leadership is responsible for assessing the involvement and responsibility of the MRT in such a significant loss or other negative risk outcome and may recommend a downward adjustment or forfeiture of any unpaid portion of the incentive compensation awarded to the MRT. Any recommended reduction or forfeiture of deferred incentive compensation is subject to review and approval by the CNGC as provided in our Enterprise Material Risk Taker Policy.

In addition, input from the leaders of the independent-risk-management and internal-audit functions are considered by the CNGC when reviewing the performance and setting the compensation of the CEO and other Purview Executives. This input covers interactions with the independent-risk-management and internal-audit functions, adherence to Ally’s risk-management framework, the promotion of Ally’s risk culture, and specific business and operational practices and processes such as risk assessments, new-product development, issue management, regulatory examinations, internal-audit reviews, and loan reviews.

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In connection with its executive-compensation risk assessment in 2022, the Company reviewed and confirmed its right to recoup cash and equity incentive payments in the event those payments were based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation, a mistake irrespective of the source or cause, or other similar conduct or circumstances. A recipient who fails to promptly repay Ally in such an event is subject to termination of employment. Details of Ally’s recoupment policy are set forth in the following table.

Category	Trigger	Vested	Unvested

Financial	• In the event of a material restatement of financial results	✓	✓
• In the event of a negative risk outcome resulting in financial loss or earnings impact to Ally

Conduct/Culture	• If the employee engages in fraudulent activity	✓	✓

	• If the employee’s behavior results in consumer harm, or reputational, regulatory, or legal damage to Ally, or otherwise resulted in a significant violation of Ally’s Code of Conduct and Ethics	✓	✓

	• If the employee is terminated for cause	✓	✓

Risk-related and Other	• If the employee significantly violates a policy or procedure	✓	✓
	• If the employee is engaged in inappropriate or excessive risk-taking	✓	✓

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

The CEO, all other Purview Executives, other specified business and enterprise-function leaders, and all directors, together in each case with their specified associated persons, are subject to personal-trading restrictions to further align the interests of management and directors with those of stockholders. The restrictions apply to all of Ally’s securities, including common stock, preferred stock, and debt. In the absence of an exception granted in accordance with Ally’s Enterprise General Insider Trading and Blackout Policy, the restrictions prohibit the following:

(1)	any transaction that hedges the person’s economic interest in and exposure to the full rewards and risks of ownership in a security of Ally,

(2)

any put or call option, futures contract, forward contract, swap, or other derivative transaction that relates to a security of Ally and any similar speculative transaction (excluding, for clarity, any transaction under Ally’s compensation plans),

(3)	any short sale, including a short sale against the box, of a security of Ally,

(4)

any pledge of a security of Ally as collateral, including through a margin account (excluding, for clarity, any pledge to a charitable organization that is recognized as such under applicable tax law), and

(5)	any limit order involving a security of Ally (excluding a limit order that by its terms is automatically canceled if not filled before the end of the same trading day).

NO EXECUTIVE EMPLOYMENT AGREEMENTS

The NEOs are employed on an at-will basis, and no NEO is party to an employment agreement with the Company.

SEVERANCE

The NEOs are eligible for benefits under the Ally Financial Inc. Severance Plan. See Potential Payments Upon a Termination later in this proxy statement.

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Other

LEADERSHIP CHANGES

The Company entered into a Transition Services and Release Agreement effective October 15, 2022, with Ms. LaClair (Agreement) where the Company determined (termination without cause) that Ms. LaClair would leave her position as Chief Financial Officer and transition to a temporary role as Senior Operating Adviser until her employment ended on March 3, 2023 (Transition End Date). Under the Agreement, Ms. LaClair (1) served as a Senior Operating Adviser, received her annual base salary of $750,000, and remained eligible for equivalent benefits and perquisites through the Transition End Date, (2) remained eligible for 2022 cash and equity-based incentive-compensation awards commensurate with the position of Chief Financial Officer and her and Ally’s 2022 performance as determined by the CNGC (provided however that if she reasonably and in good faith satisfied the terms and conditions contained in the Agreement, such 2022 incentive-compensation awards would be no less than her 2022 target incentive compensation of $3.75 million, with 40% in the form of cash and 60% in the form of RSUs), (3) received a lump-sum cash payment of $750,000 after the Transition End Date, and (4) would be eligible for reimbursement of up to $20,000 for outplacement assistance and other identified services. In reviewing 2022 performance and under the Agreement, the CNGC awarded Ms. LaClair her target incentive compensation of $3.75 million, with 40% in the form of cash and 60% in the form of RSUs. Ms. LaClair was also reimbursed $20,000 for identified services. Further, the Agreement provided for Ms. LaClair to fully vest on the Transition End Date in (a) her then unvested time-based equity awards, with each such award settling as originally scheduled, and (b) her then unvested performance-based stock unit awards, with each such award settling as originally scheduled subject to (i) the achievement of the related performance goals and (ii) if the achievement of the related performance goals exceeds the target, a proration of the number of shares distributable in excess of the target number of shares. The Agreement also includes Ms. LaClair’s general release of claims subject to customary exceptions, her obligations of confidentiality and cooperation, and other customary provisions.

TAX AND ACCOUNTING

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) limits the tax deductibility of compensation for certain executive officers to $1 million. The CNGC is not limited to paying compensation that is fully deductible and retains the flexibility to consider tax and accounting impacts as some of the factors among many in structuring our executive-compensation program.

CNGC Report

The CNGC has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, the CNGC recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC.

The Compensation, Nominating, and Governance Committee of the Board of Directors of Ally Financial Inc.

Kim S. Fennebresque (Chair)

Franklin W. Hobbs

Mayree C. Clark

Marjorie Magner

As provided by SEC Regulation S-K, this CNGC Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

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executive

compensation tables

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table sets forth specified information regarding the compensation paid by the Company during 2022, 2021 and 2020, and the cash bonuses awarded in respect of each of these years, as applicable, to the NEOs.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)		All Other Compensation ($)(e)	Total ($)

Jeffrey J. Brown	2022	1,000,000	4,287,500	9,104,715		47,008	14,439,223

Chief Executive Officer	2021	1,000,000	4,900,000	9,599,579	(d)	46,167	15,545,746

	2020	1,000,000	3,675,000	6,903,212		43,862	11,622,074

Bradley J. Brown	2022	544,231	975,000	854,722		46,628	2,420,581

Corporate Treasurer and Interim Chief Financial Officer

Diane E. Morais	2022	732,692	1,560,000	2,704,709		38,623	5,036,024

President, Consumer & Commercial Banking	2021	600,000	1,800,000	2,647,473	(d)	36,216	5,083,689

	2020	600,000	1,240,000	1,853,184		35,113	3,728,297

Scott A. Stengel	2022	638,462	840,000	1,474,751		45,887	2,999,100

General Counsel	2021	550,000	980,000	1,513,423	(d)	44,315	3,087,738

	2020	550,000	676,800	1,178,179		42,140	2,447,119

Douglas R. Timmerman	2022	732,692	1,800,000	2,794,695		50,006	5,377,393

President, Dealer Financial Services	2021	600,000	1,860,000	2,671,837	(d)	47,628	5,179,465

	2020	600,000	1,280,000	1,903,222		46,464	3,829,685

Jennifer A. LaClair	2022	732,692	1,500,000	2,704,709		45,180	4,982,581

Former Senior Operating Advisor and Former Chief Financial Officer	2021	600,000	1,800,000	2,429,525	(d)	43,406	4,872,931

	2020	600,000	1,148,000	1,753,235		41,199	3,542,434

(a)

The amounts in this column reflect the actual amounts of salary paid to the NEOs in the relevant fiscal year. For the NEOs’ current base salaries, see Compensation Discussion and Analysis—Performance Results and Compensation Decisions earlier in this proxy statement.

(b)

The amounts in this column for 2022 represent the annual cash bonuses paid to the NEOs in February 2023 in respect of 2022 performance, based on achievement of the CNGC’s assessment of overall Company and individual performance. For additional information on these bonuses, see Compensation Discussion and Analysis—Components of Ally’s Executive-Compensation Program earlier in this proxy statement.

(c)

These amounts reflect the aggregate grant date fair values of the RSUs, cash-settled PSUs (for NEOs other than Mr. B. Brown), and stock-settled PSUs (for Mr. B. Brown) granted under the ICP to the NEOs, in each case, calculated in accordance with FASB ASC Topic 718. The actual value that the NEOs will realize for these awards is a function of the value of the underlying shares if and when these awards vest and, for the PSUs, the level of attainment of the applicable performance goals. The amounts for the PSUs granted in 2022 were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the Grants of Plan-Based Awards in 2022 table later in this proxy statement. The following are the values of the 2022 PSUs as of the grant date assuming attainment of the maximum level of performance: Mr. J. Brown, $6,825,029; Mr. B. Brown, $510,027; Ms. Morais, $2,025,024; Mr. Stengel, $1,102,556; Mr. Timmerman, $2,092,513; and Ms. LaClair, $2,025,024.

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(d)

The following table sets forth the accounting charges related to the conversion of the 2019 and 2020 PSU grants to cash settled, which were included with the amounts reported for 2021 for each NEO as required by FASB ASC Topic 718. For additional information on how we account for long-term incentive compensation, see Note 23 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

Name	Grant Date	Aggregate Grant Date Fair Value of PSUs ($) (i)	Accounting Charges due to PSU Modification to Convert to Cash-Settled ($) (ii)

Jeffrey J. Brown	1/28/2020	3,450,019	1,043,155

	2/1/2019	3,000,019	1,727,526

Diane E. Morais	1/28/2020	925,005	279,686

	2/1/2019	875,025	503,873

Scott A. Stengel	1/28/2020	587,502	177,638

	2/1/2019	550,017	316,721

Douglas R. Timmerman	1/28/2020	950,024	287,251

	2/1/2019	800,005	460,674

Jennifer A. LaClair	1/28/2020	875,030	264,576

	2/1/2019	762,508	439,081

(i)	The amounts in this column reflect the aggregate grant date fair value of the PSU awards granted in 2019 and 2020, calculated in accordance with FASB ASC Topic 718.

(ii)

The amounts in this column reflect the incremental fair value related of the PSU awards granted in 2019 and 2020 resulting from the conversion of them to cash settled in 2021, calculated in accordance with FASB ASC Topic 718. Additional PSUs were not granted to the NEOs in connection with the modification of these awards.

(e)	This column includes the incremental cost of certain perquisites and other personal benefits provided to the NEOs. For 2022, these amounts include:

	Jeffrey J. Brown	Bradley J. Brown	Diane E. Morais	Scott A. Stengel	Douglas R. Timmerman	Jennifer A. LaClair

Financial counseling(1)	$10,000	$10,000	$-	$10,000	$10,000	$10,000

Liability insurance(2)	760	760	760	760	760	760

Other(3)	1,010	10	10	13	10	13

Total perquisites	11,770	10,770	770	10,773	10,770	10,773

College Save Up Program(4)	1,200	-	-	1,200	1,200	-

Life insurance(5)	3,538	5,358	7,353	3,414	7,536	3,906

401(k) matching contribution(6)	30,500	30,500	30,500	30,500	30,500	30,500

Total All Other Compensation	$47,008	$46,628	$38,623	$45,887	$50,006	$45,180

(1)

We generally provide a modest taxable allowance to certain senior executives for financial counseling, tax preparation and estate-planning services. Costs associated with this benefit are reflected in the table above, based on the actual charge for the services received. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(2)

We provide a taxable allowance for personal-umbrella liability insurance for certain executives. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(3)	Amounts include non-cash items such as Ally branded items and for the CEO includes use of a Company-provided car service.

(4)	Represents the employer contribution to a designated 529 plan.

(5)	Represents the tax value of life insurance for 2022 that was provided by the Company.

(6)	Represents the employer contribution, Company match contribution, and discretionary contribution made to each NEO’s account under the Ally 401(k) plan.

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Other Compensation Tables

GRANTS OF PLAN BASED AWARDS IN 2022

The following table provides information on grants of plan-based awards made to our NEOs during 2022 under the ICP.

Name	Award		Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Unit of Stock (#)(b)	Grant Date Fair Value of Stock or Unit Awards ($)(c)

Jeffrey J. Brown(d)	RSU		1/28/2022				97,285	4,550,019

	RSU		1/28/2022				100	4,677

	PSU	(a)	1/28/2022	24,321	97,285	145,928	-	4,550,019

Bradley J. Brown (d)	RSU		1/28/2022				10,905	510,027

	RSU		1/28/2022				100	4,677

	PSU	(a)	1/28/2022	1,818	7,270	10,905	-	340,018

Diane E. Morais(d)	RSU		1/28/2022				28,865	1,350,016

	RSU		1/28/2022				100	4,677

	PSU	(a)	1/28/2022	7,216	28,865	43,298	-	1,350,016

Scott A. Stengel	RSU		1/28/2022				15,716	735,037

	RSU		1/28/2022				100	4,677

	PSU	(a)	1/28/2022	3,929	15,716	23,574	-	735,037

Douglas R. Timmerman(d)	RSU		1/28/2022				29,827	1,395,009

	RSU		1/28/2022				100	4,677

	PSU	(a)	1/28/2022	7,457	29,827	44,741	-	1,395,009

Jennifer A. LaClair	RSU		1/28/2022				28,865	1,350,016

	RSU		1/28/2022				100	4,677

	PSU	(a)	1/28/2022	7,216	28,865	43,298	-	1,350,016

(a)

These amounts reflect the cash-settled PSUs (for NEOs other than Mr. B. Brown), and stock-settled PSUs (for Mr. B. Brown) granted to the NEOs in 2022, which are scheduled to vest between 0% and 150% of the number of shares shown in the “Target” sub-column based on attainment of both a service condition that will lapse on the third anniversary of the date of grant and the achievement of the applicable Core ROTCE and TSV performance metrics during the performance period commencing on January 1, 2022 and ending on December 31, 2024. The amounts in the “Threshold” sub-column reflect 25% of the shares shown in the “Target” sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the cash-settled PSUs (for NEOs other than Mr. B. Brown) and stock-settled PSUs (for Mr. B. Brown) will be forfeited. The amounts in the “Target” sub-column reflect 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the “Maximum” sub-column reflect 150% of the shares that will vest on attainment of the service condition and the maximum performance level. For more information on the terms of these awards, see Compensation Discussion and Analysis—Components of Ally’s Executive-Compensation Program—Summary of Outstanding PSUs earlier in this proxy statement.

(b)

The amounts in this column represent the number of shares of Ally common stock underlying the award of RSUs granted to the NEOs in 2022. In January 2022, we awarded our employees with 100 RSUs (subject to a 3-year cliff vesting schedule) in recognition of our notable accomplishments and to support a founder’s mentality. The remaining RSUs granted in conjunction with our routine compensation decisions are scheduled to vest in equal installments on each of the first three anniversaries of the date of grant, based solely on service.

(c)

The amounts in this column reflect the aggregate grant date fair values of the awards, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and, for PSUs, based on the probable outcome of the applicable Core ROTCE and TSV performance metrics as of the grant date. The grant date fair value amounts shown do not reflect realized cash compensation by the NEOs. The actual value, if any, realized by each NEO for these awards is a function of the value of the shares if and when these awards vest. For the value of the cash-settled PSUs (for NEOs other than Mr. B. Brown) and stock-settled PSUs (for Mr. B. Brown), assuming attainment of the Core ROTCE and TSV performance metrics at the maximum level of performance, see footnote c to the Summary Compensation Table above. For additional information on how we account for long-term incentive compensation, see Note 23 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

(d)

RSUs for Mr. J. Brown, Mr. B. Brown, Ms. Morais, and Mr. Timmerman, excluding the grant of 100 RSUs on January 28, 2022, are nonforfeitable since they have attained retirement eligibility pursuant to the terms of the awards.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END

The following table provides information regarding the outstanding equity awards held by the NEOs as of December 31, 2022.

Name	Grant date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)

Jeffrey J. Brown(d)	1/28/2022			97,285	2,378,618

	1/28/2022	100	2,445

	1/28/2022	93,337	2,282,090

	1/28/2021			88,499	2,163,801

	1/28/2021	100	2,445

	1/28/2021	59,000	1,442,550

	1/28/2020	108,662	2,656,786

	1/28/2020	100	2,445

	1/28/2020	36,222	885,628

Bradley J. Brown (d)	1/28/2022			7,270	177,752

	1/28/2022	100	2,445

	1/28/2022	10,462	255,796

	1/28/2021			6,582	160,930

	1/28/2021	100	2,445

	1/28/2021	6,582	160,930

	1/28/2020	11,654	284,940

	1/28/2020	100	2,445

	1/28/2020	5,827	142,470

Diane E. Morais(d)	1/28/2022			28,865	705,749

	1/28/2022	100	2,445

	1/28/2022	27,693	677,094

	1/28/2021			24,119	589,710

	1/28/2021	100	2,445

	1/28/2021	16,080	393,156

	1/28/2020	29,134	712,326

	1/28/2020	100	2,445

	1/28/2020	9,712	237,458

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Name	Grant date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)

Scott A. Stengel	1/28/2022			15,716	384,256

	1/28/2022	100	2,445

	1/28/2022	15,716	384,256

	1/28/2021			13,164	321,860

	1/28/2021	100	2,445

	1/28/2021	8,776	214,573

	1/28/2020	18,504	452,423

	1/28/2020	100	2,445

	1/28/2020	6,168	150,808

Douglas R. Timmerman(d)	1/28/2022			29,827	729,270

	1/28/2022	100	2,445

	1/28/2022	28,602	699,319

	1/28/2021			24,897	608,732

	1/28/2021	100	2,445

	1/28/2021	16,598	405,821

	1/28/2020	29,922	731,593

	1/28/2020	100	2,445

	1/28/2020	9,974	243,864

Jennifer A. LaClair	1/28/2022			28,865	705,749

	1/28/2022	100	2,445

	1/28/2022	27,692	677,069

	1/28/2021			22,329	545,944

	1/28/2021	100	2,445

	1/28/2021	14,280	349,146

	1/28/2020	27,560	673,842

	1/28/2020	100	2,445

	1/28/2020	8,815	215,527

(a)

The amounts reflected in this column represent the number of shares of Ally common stock underlying (i) the RSUs granted to the NEOs in 2020, 2021, and 2022 that are scheduled to vest over three years from the date of grant, in each case, based solely on service, (ii) the cash-settled PSUs (for NEOs other than Mr. B. Brown) and stock-settled PSUs (for Mr. B. Brown) granted to the NEOs in 2020 (reflected based on actual achievement of 100% for the performance period that ended on December 31, 2022), and (iii) the 100 RSUs granted to employees in 2020, 2021, and 2022 in recognition of our notable accomplishments and to support a founder’s mentality.

(b)	The market values of the awards were calculated by multiplying the number of shares underlying the awards by $24.45, which was the closing price of Ally’s common stock on December 31, 2022.

(c)

The amounts reflected in this column represent the number of shares of Ally common stock underlying the cash-settled PSUs (for NEOs other than Mr. B. Brown), and stock-settled PSUs (for Mr. B. Brown) granted to the NEOs in 2021 and 2022 (with a performance period that is scheduled to end on December 31, 2023 and December 31, 2024) and a service period that is scheduled to end on the third anniversary of the date of grant, assuming attainment of the performance metrics at the target performance level. The actual number of Ally shares, if any, that will vest will be based on (i) the level of achievement of the Core ROTCE and TSV performance goals as of the end of the performance period and (ii) satisfaction of the applicable service condition. For more information on the terms of these awards, see Compensation Discussion and Analysis—Components of Ally’s Executive-Compensation Program earlier in this proxy statement.

(d)

All RSU and PSU awards reflected for Mr. J. Brown, Mr. B. Brown, Ms. Morais, and Mr. Timmerman, excluding the grants of 100 RSUs in 2020, 2021, and 2022, are nonforfeitable as these grants have attained retirement eligibility pursuant to the terms of the awards.

2023 Proxy Statement	57

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

OPTION EXERCISES AND STOCK VESTED IN 2022

The following table provides information on the NEOs’ equity awards that vested in 2022. The NEOs do not hold any options.

Name	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)

Jeffrey J. Brown	252,918	12,266,860

Bradley J. Brown	32,837	1,591,360

Diane E. Morais	72,489	3,518,041

Scott A. Stengel	46,364	2,249,389

Douglas R. Timmerman	69,336	3,360,557

Jennifer A. LaClair	66,272	3,211,741

(a)	All amounts exclude those shares becoming nonforfeitable vesting solely due to retirement eligibility.

(b)

The value realized on vesting of the equity was calculated by multiplying the number of shares of Ally common stock underlying awards that vested in 2022 by the closing price on the vesting date. The closing price was $46.77 for shares vesting on January 28, 2022, and $49.03 for shares vesting on February 1, 2022.

NONQUALIFIED DEFERRED COMPENSATION IN 2022

Our benefit program includes the tax-qualified Ally Financial Inc. Retirement Savings Plan (Savings Plan). We provide the Savings Plan to support our employees in saving for retirement in a manner that is favorable from a tax perspective. Eligible compensation under the Savings Plan is composed of salary and certain cash bonuses. Under the Savings Plan, after one year of employment, employee contributions up to 6% of eligible compensation are matched 100% by Ally, and this matched amount vests in full immediately. Effective the first of the month following 30 days of employment, the Savings Plan also provides for a 2% nonmatching contribution on eligible compensation, posted each pay cycle, and an additional annual discretionary nonmatching contribution on eligible base pay of up to 2%, which is subject to the Company’s performance. Nonmatching contributions fully vest after the individual has been employed for three years.

Ally also maintains the Enhanced Retirement Savings Plan, which is a nonqualified benefit equalization plan for highly compensated employees. This plan was designed to allow for the equalization of benefits for highly compensated employees when such employees qualified plan benefits were limited by the Employee Retirement Income Security Act of 1974, as amended by the Code. Ally suspended nonqualified contributions to this plan in 2009 and has not made any since that time, including in 2022. Certain NEOs maintain balances within the plan. This plan is maintained as an unfunded plan, and all expenses for administration of the plan and payment of amounts to participants are borne by Ally.

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The table below reflects year-end balances, Company distributions, and all earnings associated primarily with the Ally nonqualified equalization plan.

Name	Plan name (a)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Jeffrey J. Brown	Nonqualified Benefit Equalization Plan	—	—	(10,185)	—	54,623

Bradley J. Brown	Nonqualified Benefit Equalization Plan	—	—	—	—	—

Diane E. Morais	Nonqualified Benefit Equalization Plan	—	—	(3,569)	—	17,227

Scott A. Stengel	Nonqualified Benefit Equalization Plan	—	—	—	—	—

Douglas R. Timmerman	Nonqualified Benefit Equalization Plan	—	—	(30,572)	—	149,610

Jennifer A. LaClair	Nonqualified Benefit Equalization Plan	—	—	—	—	—

(a)

The amounts reflect employee balances in the nonqualified Enhanced Retirement Savings Plan. Each participant is credited with earnings based on a set of investment options selected by the participant that are similar to 401(k) investment options available to all employees, but employer contributions to this plan have not been made since 2009.

Potential Payments Upon a Termination

ALLY FINANCIAL INC. SEVERANCE PLAN

All NEOs are eligible to participate in the Severance Plan, which entitles each NEO to receive (i) two times the sum of their annual base salary and designated annual cash-incentive compensation opportunity, (ii) the pro-rated designated annual cash-incentive compensation opportunity for the year of their termination, and (iii) a payment equal to 24 months of medical premiums valued at their COBRA rate, in the event of a qualifying termination of employment or a termination of service without cause (as summarized below), in each case, within the 24-month period immediately following a change in control.

In the event of a qualifying termination that is not in connection with a change in control, our CEO is entitled to receive two times base salary and all other NEOs are entitled to receive one times their base salary. The plan also provides for outplacement benefits at a level determined by the Company based on the individual’s level within the organization, market conditions, and geographic area.

The Severance Plan generally defines qualifying terminations of employment as: (i) the elimination of a participant’s current position, termination associated with the reduction in the total number of employees in the same department performing the same or similar job, or termination associated with a restructuring of different departments which results in the reduction in the total number of employees, including the participant, in the affected departments; (ii) a substantial change in current duties for which the participant no longer qualifies; (iii) a substantial change in the participant’s current duties which results in a 20% or more reduction in the participant’s base salary; or (iv) declining a geographic transfer in connection with the elimination of the participant’s current position to a new position at a location more than 50 miles from the location of the participant’s current position regardless of whether reimbursement of relocation expenses is offered.

ANNUAL RSUS

In the event of a NEO’s termination of employment (a) due to death, “disability” or “retirement,” (b) by Ally without “cause,” or (c) in the case of RSUs granted to the NEOs, due to a “qualifying termination” (as such terms are defined in the ICP and summarized below, the unvested portion of the RSUs will fully vest as of the date of such termination of service and will be paid as follows: (i) in the case of a termination due to death or disability, within 75 days of such termination of employment and (ii) in the case of a termination by Ally without cause due to a qualifying termination or due to retirement, on the award’s original settlement dates.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

In the case of a NEO who is employed by a business unit of the Company, if the NEO is terminated (i) as a result of a “sale of such business unit” (as defined in the ICP and summarized below) or (ii) without cause or due to a qualifying termination, in each case, within the 24-month period immediately following the sale of such business unit, then all unvested RSUs will fully vest as of the date of such termination and will be paid on the award’s original settlement dates.

In the event of a “change in control” (as defined in the ICP and summarized below), if the RSUs are not continued or converted into a restricted stock or RSU over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by stockholders of Ally in connection with the change in control, the outstanding RSUs will vest and be immediately due and payable. If the RSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and become immediately payable.

ANNUAL PSUS

In the event of a NEO’s termination of employment due to death or disability, the PSUs will fully vest as of the date of such termination of employment and will be paid within 75 days of such termination of employment, with the performance conditions applicable to the PSUs deemed achieved (i) at the target performance level if the termination of service occurs prior to the end of the performance period or (ii) based on actual performance if the termination of service occurs on or after the last day of the performance period.

In the event of a NEO’s termination of employment (a) due to retirement, (b) by the Company without cause, or (c) due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), in each case, other than in connection with a change in control, the PSUs will fully vest as of the date of such termination of employment, subject to achievement of the applicable performance conditions and will be payable on the award’s original settlement dates. However, in the case of a termination of employment by the Company without cause or due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), if the performance goals are achieved above the target performance level, the number of shares that will be payable in excess of the target number of shares will be prorated based on the number of calendar days during the performance period the NEO was employed by the Company.

In the event of a change in control, if the PSUs are not continued or converted into a restricted stock award over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by stockholders of Ally in connection with the change in control, the outstanding PSUs will vest and be immediately due and payable. If the PSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and the award will be payable on the earlier of (i) the original payment date or (ii) (a) the date of termination of employment for any reason other than due to death or disability or (b) within 75 days of the date of termination due to death or disability. At the time of a change in control, PSUs are converted to restricted stock as follows: (1) if more than half of the performance period has elapsed at the time of the change in control and achievement of the performance metrics is determinable, as determined by the CNGC, the performance goals will be deemed achieved based on actual performance as of the date of the change in control; or (2) if less than half of the performance period has elapsed at the time of the change in control or achievement of the performance metrics is not determinable, the performance goals will be deemed achieved at the target performance level.

Under the ICP, “cause,” “change in control,” “disability,” “qualifying termination,” “retirement,” and “sale of such business unit” are generally defined as follows:

•

“Cause” generally means, unless otherwise defined in any employment agreement with the participant (if any) or as otherwise provided in an individual award agreement, the participant’s: (i) conviction for a felony or misdemeanor involving moral turpitude; (ii) failure to perform any material responsibility of the leadership position; (iii) a course of conduct, which would tend to hold the Company or any of its affiliates in disrepute or scandal, as determined by the Board in its sole discretion; (iv) failure to follow lawful directions of the Board; (v) any material breach of fiduciary duty to the Company; (vi) gross negligence; (vii) willful misconduct; (viii) failure to comply with a material Company policy; (ix) any act of fraud, theft, or dishonesty; (x) breach of any restrictive covenants set forth in the ICP; or (xi) failure to promptly repay any award payment that is determined to be owed to the Company pursuant to the recoupment or “clawback” provisions under the ICP.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

•

“Change in control” generally means the occurrence of one or more of the following events: (i) any person or entity becomes, directly or indirectly, the beneficial owner of more than 30% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors; (ii) the replacement of a majority of the Company’s directors during any 30-month period; and (iii) the consummation of (x) a merger, consolidation, or reorganization of the Company or any of its subsidiaries with any other entity, unless immediately following the transaction (A) the voting securities of the Company outstanding immediately prior to the transaction continue to represent, either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof (the Ultimate Entity), at least a majority of the combined voting power and total fair market value of the securities of the Ultimate Entity and (B) the directors in office immediately prior to the transaction continue to represent at least 50% of the board of directors of Ultimate Entity or (y) any sale, lease, exchange or other transfer to any person (other than an affiliate of the Company) of assets of the Company and/or any of its subsidiaries having a total gross fair market value equal to or more than 50% of the total gross fair market value of the Company and its subsidiaries immediately prior to such transaction(s) or (z) the liquidation or dissolution of the Company.

•

“Disability” generally means, unless otherwise provided in an individual award agreement, (i) a long-term disability that entitles the participant to disability income payments under any long-term disability plan or policy provided by the Company under which the participant is covered, as such plan or policy is then in effect; or (ii) if such participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “disability” means disability within the meaning of Treasury Reg. Section 1.409A-3(i)(4).

•

“Qualifying Termination” generally means a termination of employment or service as a result of any of the following: (i) elimination of the participant’s current position or reduction in the total number of employees in the same department performing the same or similar job; (ii) a substantial change in current duties for which the employee no longer qualifies; (iii) a substantial change in current duties, which results in a 20% or more reduction in salary; or (iv) declining a geographic transfer of the participant’s current position in connection with the elimination of the participant’s current position to a new position at a location more than 50 miles from the location of participant’s current position, regardless of whether the participant was offered reimbursement of relocation expenses.

•

“Retirement” generally means a termination of employment or service other than for cause following attainment of (i) 10 years of service, and the total of age and years of service equals 60, or (ii) age 65.

•

“Sale of such business unit” generally means whether effected directly or indirectly, or in one transaction or a series of transactions: (i) any merger, consolidation, reorganization or other business combination pursuant to which a “business unit” (i.e., a single business or product line or related group of businesses or product lines of the Company that, in the ordinary course of the Company’s business, managerial and financial reporting are considered and managed as a division) and an acquirer are combined in a manner that generally results in a change in control (as defined above) of the business unit (using certain specified criteria of such “change in control” definition under the ICP); or (ii) the sale, transfer or other disposition of all or substantially all of the capital stock or assets of the subsidiaries of the Company included in the business unit by way of negotiated purchase, tender or exchange offer, option, leveraged buyout, or joint venture over which the Company does not exercise voting control or otherwise.

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Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

The tables below for each of the active NEOs reflect the payments and benefits to which each of the active NEOs would have been entitled under the Company’s compensation and benefit plans in the event of a change in control, an involuntary termination by the Company without cause, a qualifying termination or a termination due to death or disability, in each case, as of December 31, 2022. The amounts reflected in the tables below for “Equity Acceleration” (i) do not include the value of any stock awards that were vested (or nonforfeitable due to retirement provisions) as of December 31, 2022 and (ii) assume achievement of any applicable performance goals at the target performance level.

Jeffrey J. Brown, Chief Executive Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$2,000,000	$2,000,000	$-

Annual Incentive(b)	-	9,800,000	-

Long-Term Incentives(c)	7,335	7,335	7,335

Outplacement(d)	20,000	20,000	-

Total	$2,027,335	$11,827,335	$7,335

(a)

Represents a cash payment under the Company Severance Plan equal to two-times base salary in the event of a “Qualified Termination of Employment” (as defined in the plan). Mr. Brown’s annual base salary rate as of December 31, 2022 was $1,000,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Brown’s annual cash incentive opportunity rate as of December 31, 2022 was $4,900,000.

(c)

Mr. Brown’s outstanding RSUs and cash-settled PSUs granted in 2020, 2021, and 2022 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2020, 2021, and 2022 to employees in recognition of our notable accomplishments and to support a founder’s mentality. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2022, the value of these outstanding awards was $11,809,472.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Bradley J. Brown, Corporate Treasurer and Interim Chief Financial Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$550,000	$1,100,000	$-

Annual Incentive(b)	-	1,450,000	-

Long-Term Incentives(c)	7,335	7,335	7,335

Outplacement(d)	20,000	20,000	-

Total	$577,335	$2,577,335	$7,335

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Brown’s annual base salary rate as of December 31, 2022 was $550,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Brown’s annual cash incentive opportunity rate as of December 31, 2022 was $725,000.

(c)

Mr. Brown’s outstanding RSUs and stock-settled PSUs granted in 2020, 2021, and 2022 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2020, 2021, and 2022 to employees in recognition of our notable accomplishments and to support a founder’s mentality. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2022, the value of these outstanding awards was $1,182,818.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

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Diane E. Morais, President, Consumer & Commercial Banking

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$750,000	$1,500,000	$-

Annual Incentive(b)	-	3,000,000	-

Long-Term Incentives(c)	7,335	7,335	7,335

Outplacement(d)	20,000	20,000	-

Total	$777,335	$4,527,335	$7,335

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Ms. Morais’ annual base salary rate as of December 31, 2022 was $750,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Ms. Morais’ annual cash incentive opportunity rate as of December 31, 2022 was $1,500,000.

(c)

Ms. Morais’ outstanding RSUs and cash-settled PSUs granted in 2020, 2021, and 2022 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2020, 2021, and 2022 to employees in recognition of our notable accomplishments and to support a founder’s mentality. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2022, the value of these outstanding awards was $3,315,493.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Scott A. Stengel, General Counsel

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$650,000	$1,300,000	$-

Annual Incentive(b)	-	1,560,000	-

Long-Term Incentives(c)	1,915,511	1,915,511	1,915,511

Outplacement(d)	20,000	20,000	-

Total	$2,585,511	$4,795,511	$1,915,511

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Stengel’s annual base salary rate as of December 31, 2022 was $650,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Stengel’s annual cash incentive opportunity rate as of December 31, 2022 was $780,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of the RSUs and cash-settled PSUs granted in 2020, 2021, and 2022 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $24.45, which was the closing price of Ally common stock on December 31, 2022.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

2023 Proxy Statement	63

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Douglas R. Timmerman, President, Dealer Financial Services

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)

Base Salary(a)	$750,000	$1,500,000	$-

Annual Incentive(b)	-	3,160,000	-

Long-Term Incentives(c)	7,335	7,335	7,335

Outplacement(d)	20,000	20,000	-
Total	$777,335	$4,687,335	$7,335

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Timmerman’s annual base salary rate as of December 31, 2022 was $750,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Timmerman’s annual cash incentive opportunity rate as of December 31, 2022 was $1,580,000.

(c)

Mr. Timmerman’s outstanding RSUs and cash-settled PSUs granted in 2020, 2021, and 2022 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2020, 2021, and 2022 to employees in recognition of our notable accomplishments and to support a founder’s mentality. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2022, the value of these outstanding awards was $3,418,599.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Other

PAY RATIO

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC Regulation S-K require a public company to disclose the annual total compensation of its Principal Executive Officer (PEO), the median of the annual total compensation of all employees of the company excluding the PEO, and the ratio of those two amounts.

Median-Employee Determination

A list of all 11,649 employees as of December 31, 2022, was prepared. Our 48 international employees (47 in Canada and 1 in Belgium) and the PEO were excluded, resulting in 11,600 total employees. To determine our median employee from this adjusted employee population, we used base salary plus 2022 target incentive opportunity. Base salaries and target incentive opportunities were annualized for permanent employees who were not employed by us for all of 2022.

2022 Pay Ratio Calculation

We determined our median employee’s annual total compensation for 2022 utilizing the same methodology that is used in determining the total compensation of our NEOs as set forth in the 2022 Summary Compensation Table earlier in this proxy statement. Mr. J. Brown’s compensation for 2022 was $14,439,223, which is approximately 132 times our median employee’s 2022 annual total compensation of $109,445. The Company believes that the foregoing ratio is a reasonable estimate determined in accordance with SEC rules.

Please note that SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions, and as result, the pay ratio reported by us may not be comparable to pay ratios reported by other companies.

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PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providin
g
the following information about the relationship between executive compensation actually paid (as defined by SEC rules) (
CAP
) and certain financial performance measures of the Company. The CNGC did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, refer to
Compensation Discussion and Analysis
earlier in this proxy statement. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEOs, including with respect to RSUs and PSUs. Refer to the
Other Compensation Tables
earlier in this proxy statement for more information.
The following table sets forth the compensation for our PEO and the average compensation for our other NEOs, each as reported in the Summary Compensation Table (
SCT
) and with certain adjustments to reflect CAP. The table also provides information with respect to cumulative TSR, peer group cumulative TSR, net income, and the Company’s selected performance measure, Core ROTCE.

Year	Summary Compensation Table Total for PEO (a)	Compensation Actually Paid to PEO (b)	Average Compensation Summary Table Total for Non-PEO Named Executive Officers (a)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (b)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in billions) (e)	Core ROTCE (f)
					Total Shareholder Return ($) (c)	Peer Group Total Shareholder Return ($) (d)

2022	14,439,223	4,257,400	4,163,136	1,912,795	87	118	1.7	20.5%

2021	15,545,746	21,790,378	4,555,956	6,064,786	164	132	3.1	24.3%

2020	11,622,074	15,378,775	3,386,884	4,217,807	121	98	1.1	9.1%

(a)
Compensation for our PEO, Mr. J. Brown, reflects the amounts reported in the SCT for each respective year. Mr. J. Brown served as our PEO for the entirety of 2022, 2021, and 2020. Average compensation for our other NEOs in 2022 includes the following individuals: Mr. B. Brown, Ms. Morais, Mr. Stengel, Mr. Timmerman, and Ms. LaClair. Average compensation for our other NEOs in 2020 and 2021 includes the following individuals: Ms. LaClair, Ms. Morais, Mr. Stengel, and Mr. Timmerman.

(b)
Reflects CAP for the PEO and average CAP for our other NEOs, respectively, calculated as set forth in the table below in accordance with SEC rules. These amounts do not reflect the actual amount of compensation earned by or paid to the PEO and other NEOs during the applicable year. For information regarding the compensation decisions made by the CNGC for 2022, refer to
Compensation Discussion and Analysis
earlier in this proxy statement.

	PEO 2022	Other NEOs 2022	PEO 2021	Other NEOs 2021	PEO 2020	Other NEOs 2020

Total Compensation as Reported in SCT	14,439,223	4,163,136	15,545,746	4,555,956	11,622,074	3,386,884

Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	9,104,715	2,106,717	9,599,579	2,315,564	6,903,212	1,671,955

Plus Fiscal Year-End Fair Value for Awards Granted in the Covered Year and that were Outstanding and Unvested as of the End of the Covered Fiscal Year	4,663,153	1,081,707	8,259,859	1,992,621	7,753,340	1,866,899

Change in Fair Value of Outstanding Unvested Awards from Prior Years that were Outstanding as of the End of the Covered Fiscal Year	(6,776,222)	(1,443,688)	5,974,406	1,482,603	1,773,979	380,106

Change as of the Vesting Date in Fair Value of Awards from Prior Years that Vested in the Covered Fiscal Year	225,458	46,160	741,708	154,065	375,912	69,224

Plus Dividends Accumulated on Awards in the Covered Year Prior to the Vesting Date that are not Otherwise Included in Total Compensation for the Covered Year	639,278	141,698	689,786	171,000	756,682	182,676

Plus Fair Value as of the Vesting Date for Awards Granted and Vested in the Covered Year	171,225	30,499	178,452	24,107	-	3,973

Compensation Actually Paid	4,257,400	1,912,795	21,790,378	6,064,786	15,378,775	4,217,807
(c)
TSR is cumulative for the measurement periods beginning on December 31, 2019, and ending on December 31 of each of 2020, 2021, and 2022, respectively, calculated in accordance with Item 201(e) of Regulation
S-K.

2023 Proxy Statement	65

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

(d)	Represents cumulative TSR for the S&P Financials Index .

(e)	Reflects GAAP net income as reported in the Company’s Consolidated Statement of Income in its 2020, 2021, and 2022 Annual Reports on Form 10-K.

(f)	This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.
Financial Performance Measures
The following table sets forth an unranked list of performance measures that we view as the “most important” financial performance measures that we use for linking CAP to our NEOs performance for the most recently completed fiscal year.

Performance Measures

Core ROTCE

Total Shareholder Value

Adjusted Earnings Per Share

Total Adjusted Revenue

Core Pre-Tax Income

Net Interest Margin

Consolidated Net Charge Offs
Description of the Relationship between CAP and Company Performance
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following graphic descriptions of the relationships between information presented in the pay versus performance table provided above. The following graphics show PEO and average non-PEO
NEO CAP as compared to the Company’s cumulative TSR, peer group cumulative TSR, net income, and Core ROTCE, in each case for periods beginning on January 1, 2020, and ending on December 31 of each of 2020, 2021, and 2022, respectively.

CAP to PEO ($)	Avg. CAP to Non-PEO NEOs ($)

2023 Proxy Statement	66

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Company

TSR ($)

Core ROTCE

(%)

Peer Group TSR ($)

Net Income ($)

During the year ended December 31, 2022, results were favorably impacted by higher net financing revenue and other interest income, as well as lower income tax expense. These items were more than offset by higher provision for credit losses, noninterest expense, and other loss on investments during 2022.
During the year ended December 31, 2021, results were favorably impacted by higher net financing revenue driven by lower interest expense and lower net depreciation expense on operating lease assets, and lower provision for credit losses associated with improved macroeconomic conditions. These items were partially offset by higher noninterest expense and increased income tax expense from continuing operations during 2021.

2023 Proxy Statement	67

proposal 2

advisory vote on executive compensation

Section 14A of the Exchange Act and SEC Rule 14a-21 require us, at least every third calendar year, to hold a non-binding stockholder advisory vote at our annual meeting on the compensation paid to our NEOs as disclosed in our proxy statement in accordance with applicable SEC rules. This is commonly known as a say-on-pay advisory vote.

Under the Company’s executive-compensation program, the NEOs are rewarded for the achievement of specific annual, long-term, strategic, and corporate goals as well as the realization of increased stockholder value. Please read the Compensation Discussion and Analysis along with the information in the compensation tables for additional details about the executive-compensation program, including information about the fiscal year 2022 compensation of the NEOs.

Stockholders are asked to indicate their support for the NEO compensation as described in this proxy statement. This say-on-pay advisory vote is not intended to address any specific item of compensation but rather the overall compensation of the NEOs and the compensation philosophy, policies, and practices described in this proxy statement. Accordingly, stockholders are requested to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table, and the other related tables and disclosures.”

This say-on-pay vote is advisory and, therefore, not binding on the Company, the CNGC, or the Board. The Board and the CNGC, however, greatly value the opinions of stockholders, and to the extent that there is a significant vote against the NEO compensation as disclosed in this proxy statement, the CNGC will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The Board recommends that stockholders vote FOR the advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement.

Compensation Risk Assessment

The CNGC, with the assistance of Ally’s Risk and Human Resources functions, conducts an annual assessment of the risks associated with Ally’s compensation policies and practices. Based on the assessment conducted during 2022 and through the 2022–2023 compensation cycle, the CNGC believes that the design, implementation, and governance of Ally’s incentive-compensation program are consistent with high standards of risk management (including the Interagency Guidance on Sound Incentive Compensation Policies issued by U.S. banking agencies) and that Ally’s incentive-compensation policies and practices reflect an appropriate mix of compensation elements, balancing short-term and long-term performance objectives, cash- and equity-based compensation, and risks and rewards.

The CNGC in 2022 also reviewed Ally’s compensation policies and practices as generally applicable to all of our employees and believes that these policies and practices do not encourage excessive or unnecessary risk taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. This conclusion has been reported by the CNGC to the Board. In addition, in keeping with this conclusion, Ally’s Enterprise Compensation Policy authorizes the cancellation, recovery, or other recoupment of variable pay if the Board, the CNGC, or the CEO, as applicable, determines that the variable pay was based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation or a mistake irrespective of the source or cause, or other similar conduct or circumstances.

2023 Proxy Statement	68

proposal 3

ratification of the engagement of the independent registered public accounting firm

The AC is solely and directly responsible for the appointment, compensation, retention, oversight, and replacement of the Company’s independent registered public accounting firm. For additional information about these responsibilities, refer to the Audit Committee Report later in this proxy statement.

After assessing the performance, qualifications, independence, objectivity, and professional skepticism of Deloitte & Touche LLP—the Company’s current independent registered public accounting firm—the AC and the Board believe that the continued retention of Deloitte & Touche as our independent auditor is in the best interests of the Company and its stockholders. Deloitte & Touche has been serving the Company and its subsidiaries in this role for decades and has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries.

The Board asks our stockholders to ratify the AC’s engagement of Deloitte & Touche as the Company’s independent auditor for fiscal year 2023. The AC, however, will retain its sole authority over the appointment, compensation, retention, oversight, and replacement of the Company’s independent auditor. As a result, in the event that the engagement of Deloitte & Touche is not ratified by stockholders, the AC will consider that action in the ongoing exercise of its authority over the independent auditor but will be under no obligation to engage a new independent auditor. In addition, even if the engagement is ratified, the AC will retain its discretion to terminate the appointment at any time during the year, to engage a new independent auditor, and to take any other related action if judged by the AC to be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. We also expect that these representatives will be available to respond to appropriate questions from stockholders.

The Board recommends that stockholders vote FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023.

2023 Proxy Statement	69

Proposal 1 – Election of Directors	Board Governance Matters	Corporate Social Responsibility	Director Compensation	Other Governance Policies and Practices	Stock Ownership	Compensation	Proposal 2 – Advisory Vote on Executive Compensation	Proposal 3 – Engagement of Auditors	Other Matter

Fees of the Principal Independent Registered Public Accounting Firm

Total fees for professional services provided by our principal independent registered public accounting firm, Deloitte & Touche LLP, for the fiscal years ended December 31, 2022 and 2021 are as follows:

($ in millions)	2022	2021

Audit fees(a)	$8	$7

Audit-related fees(b)	2	2

Audit and audit-related fees	10	9

Tax fees(c)	1	2

Total fees	$11	$11

(a)

Audit fees include fees for the integrated audit of Ally’s annual Consolidated Financial Statements, reviews of interim financial statements included in Ally’s Quarterly Reports on Form 10-Q, and audit services in connection with statutory and regulatory filings.

(b)

Audit-related fees include fees for assurance and related services that are traditionally performed by the principal accountant, including attest services related to servicing and compliance, comfort letters for securities issuances, agreed-upon procedures relating to securitizations and financial-asset sales, and consultation on financial accounting and reporting standards.

(c)

Tax fees include fees for services performed for tax compliance, tax planning, and tax advice, including preparation of tax returns and claims for refund. Tax planning and advice also include assistance with tax audits and appeals and tax advice related to specific transactions.

Our Enterprise Independent Auditor Services and Preapproval Policy is approved by the AC and sets forth the processes that must be followed when engaging the independent registered public accounting firm. For both audit services and non-audit services, the AC will consider whether the firm’s provision of the services is consistent with the SEC’s rules on auditor independence and would not impair the independence of the firm with respect to us. The AC will also consider any other matters it deems relevant, including as appropriate whether the firm is best positioned to provide the most effective and efficient service given its familiarity with our business and operations.

Consistent with the Enterprise Independent Auditor Services and Preapproval Policy, the independent registered public accounting firm annually presents to the AC (1) an engagement letter that sets forth the annual integrated audit services (including quarterly reviews) and fees and (2) a summary of services that sets forth statutory audits, projected non-audit reports, and other projected services that may be requested during the fiscal year together with corresponding fees. The AC will review and, in its discretion, preapprove these services and fees by appointing the firm and approving the engagement letter and the summary of services.

Any proposed engagement of the firm for a statutory audit, a non-audit report, or other service that was preapproved in the summary of services is directed to the CFO’s business line risk-management team, which is charged with verifying that the service was preapproved and will be provided consistent with the fees projected in the summary of services. If the fees for the preapproved service exceed or are expected to exceed the projected fees, the engagement must be approved by the Controller or Chief Tax Officer as applicable (in the case of total fees for the service of $100,000 or less), the Chair of the AC (in the case of total fees for the service of more than $100,000 but less than or equal to $500,000), or the AC (in the case of total fees for the service of more than $500,000).

Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that does not exceed $500,000 in fees may be preapproved by the Chair of the AC, subject to the condition that the Chair’s decision is presented to the AC at a subsequent meeting within a reasonable timeframe. Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that exceeds $500,000 in fees must be submitted to the AC for preapproval.

Under the Independent Auditor Services and Preapproval Policy, no engagement may be finalized, no financial commitment may be made, and no work may begin related to a proposed engagement of the firm until all appropriate preapprovals have been given and verifications have been made, except in the limited circumstance permitted by Section 10A(i) of the Exchange Act and SEC Rule 2-01(c)(7). All audit and non-audit services performed by Deloitte & Touche in 2022 were approved in accordance with the Independent Auditor Services and Preapproval Policy.

2023 Proxy Statement	70

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Audit Committee Report

Management is responsible for the Company’s internal control over financial reporting, preparation of consolidated financial statements, and overall accounting and financial-reporting processes. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for planning and conducting an independent audit of the Company’s consolidated financial statements in accordance with the standards of the U.S. Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with GAAP and as to the effectiveness of our internal controls over financial reporting. The Company’s Internal Audit function, under the direction of the Chief Audit Executive, is independent of the Company’s business units, functionally reports to the AC, and is responsible for preparing an annual audit plan and conducting internal audits to test and evaluate the Company’s risk management, governance, and internal controls. The AC is responsible for monitoring and overseeing these activities on behalf of the Board.

The AC, in connection with its monitoring and oversight responsibilities, assesses the activities and performance of the Company’s independent auditor, which reports directly to the AC. Annually, the AC considers the results of an evaluation of the performance, qualifications, independence, objectivity, and professional skepticism of the independent auditor in determining whether to retain the firm for the next fiscal year. The AC oversees negotiations associated with the retention of the independent auditor and has the sole authority to approve the engagement letter and the audit fees. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years that an individual partner may provide services. In conjunction with this five-year mandated rotation of the firm’s lead audit partner, the AC and its Chair are directly involved in the selection of the independent auditor’s new lead audit partner. The AC has sole authority and direct responsibility to appoint or replace the Company’s independent registered public accounting firm. Additionally, the AC has oversight responsibility for the Company’s Internal Audit function, including the appointment, retention, performance evaluation, and compensation of the Company’s Chief Audit Executive.

The AC discussed the interim financial and other information contained in each quarterly earnings announcement and periodic SEC filing with management and Deloitte & Touche prior to the public release of the announcement. The AC has reviewed and discussed with management and Deloitte & Touche the Company’s audited financial statements as of and for the fiscal year ended December 31, 2022, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and Deloitte & Touche’s evaluation of the Company’s internal control over financial reporting. In addition, the AC has discussed with Deloitte & Touche the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards, including Auditing Standard No. 16 (Communications with Audit Committees) which superseded Statement on Auditing Standards No. 61. The AC has received the written disclosures and correspondence from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte and Touche’s independence and has discussed with Deloitte & Touche its independence.

Based on these reviews and discussions, the AC recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

The Audit Committee of the Board of Directors of Ally Financial Inc.

William H. Cary

Maureen A. Breakiron-Evans

Mayree C. Clark

David Reilly

As provided by SEC Regulation S-K, this Audit Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

2023 Proxy Statement	71

other matters

Householding

SEC rules allow the delivery of one proxy statement, annual report, or notice of internet availability of proxy materials, as applicable, to all stockholders who share an address if specified conditions are met. This is called householding and can minimize the costs involved in printing and delivering proxy materials as well as the associated impact on the environment. For eligible stockholders who share an address, we are sending only one proxy statement, annual report, or notice of internet availability, as applicable, to that address unless we received instructions to the contrary from any stockholder at that address.

If you are the beneficial owner but not the record holder of our common stock, your broker, bank, or other nominee may household our proxy statements, annual reports, or notices of internet availability, as applicable, for all stockholders at your address unless that nominee has received contrary instructions from one or more of the affected stockholders. If you want this householding to cease or if you want householding to commence, please notify your broker, bank, or other nominee.

If you did not receive a separate copy of our proxy statement, annual report, or notice of internet availability, as applicable, we will promptly provide you with a separate copy if you request one by contacting us as follows:

Ally Financial Inc.

Corporate Secretary

500 Woodward Avenue

Mail Code: MI-01-10-CORPSEC

Detroit, Michigan 48226

(866) 710-4623

This notice and proxy statement are sent by order of the Board of Directors of Ally Financial Inc.

Jeffrey A. Belisle

Corporate Secretary

Detroit, Michigan

March 21, 2023

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

2023 Proxy Statement	72

index of defined terms

Set forth below is a list of defined terms used within this proxy statement.

Defined Terms	See Page No.

AC	8

Adjusted EPS	A-2

Adjusted TBVPS	A-3

Agreement	52

AIP	33

Ally	1

Annual Meeting	1

Beneficially Owned	31

Beneficial Owners	1

Board	1

CAP	65

CD&A	33

CEO	6

CFO	28

CNGC	5

Code	52

Company	1

Core OID and Core OID balance	A-3

Core ROTCE	A-4

CRA	22

Director DSU	26

ERG	23

ESG	16

Exchange Act	17

Executive Officers	16

FW Cook	26

GAAP	3

Governance Guidelines	15

ICP	33

Immediate Family Member	28

Independent or Independent Director	8

MRT	33

NEO	33

NYSE	8

OCI	33

PCAOB	71

PEO	64

2023 Proxy Statement	73

Defined Terms	See Page No.

Purview Executives	16

PSU	31

RC	8

Record Date	1

Related Person, Related-Person Transaction, and Related-Person Transaction Policy	28

ROTCE	33

RSU	31

Savings Plan	58

SCT	65

SEC	6

SEC filings	3

Stockholders of Record or Record Holders	1

TC	16

Transition End Date	52

TSV	A-4

Ultimate Entity	61

YoY	33

2023 Proxy Statement	74

appendix a

The following are reconciliations of identified non-GAAP financial measures to comparable GAAP financial measures.

Note: The totals in the tables may not foot due to rounding.	2022	2021	2020

Adjusted Earnings Per Share (EPS) Calculation

Numerator ($ in millions)

GAAP Net Income Available to Common Stockholders	$1,604	$3,003	$1,085
Discontinued Operations, Net of Tax	1	5	1
Core Original Issue Discount	42	38	36
Repositioning and Other	77	228	50
Change in Fair Value of Equity Securities	215	7	(29)
Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18)	(70)	(57)	(1)
Significant Discrete Tax Items	61	(78)	-

Core Net Income Available to Common Stockholders [a]	$1,929	$3,146	$1,141

Denominator

Weighted-Average Shares Outstanding—(Diluted, thousands) [b]	318,629	365,180	377,101

Adjusted EPS [a] ÷ [b] * 1,000	$6.06	$8.61	$3.03

Adjusted Efficiency Ratio ($ in millions)

Numerator

GAAP Noninterest Expense	$4,687	$4,110	$3,833
Rep and Warrant Expense	-	-	-
Insurance Expense	(1,150)	(1,061)	(1,092)
Repositioning and Other	(77)	-	(50)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio [a]	$3,460	$3,049	$2,691

Denominator

Total Net Revenue	$8,428	$8,206	$6,686
Core Original Issue Discount	42	38	36
Insurance Revenue	(1,112)	(1,404)	(1,376)
Repositioning Items	-	131	-

Adjusted Net Revenue for Adjusted Efficiency Ratio [b]	$7,358	$6,970	$5,346

Adjusted Efficiency Ratio [a] ÷ [b]	47.0%	43.7%	50.3%

Core Return on Tangible Common Equity (ROTCE) and Core ROTCE excluding Other Comprehensive Income (Core ROTCE excl. OCI)

Numerator ($ millions)

GAAP Net Income Available to Common Stockholders	$1,604	$3,003	$1,085
Discontinued Operations, Net of Tax	1	5	1
Core Original Issue Discount	42	38	36
Repositioning and Other	77	228	50
Change in Fair Value of Equity Securities	215	7	(29)
Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18)	(70)	(57)	(1)
Significant Discrete Tax Items	61	(78)	-

Core Net Income Available to Common Stockholders [a]	$1,929	$3,146	$1,141

Denominator (5-period average, $ billions)

GAAP Stockholder’s Equity	$14.3	$16.2	$14.1
Preferred equity	2.3	(1.4)	-
Goodwill & Identifiable Intangibles, net of Deferred Tax Liabilities	(0.9)	(0.5)	(0.4)

Tangible Common Equity	11.1	14.4	13.7
Core Original Issue Discount Balance	(0.9)	(1.0)	(1.0)
Net Deferred Tax Asset	(0.8)	(0.5)	(0.1)

2023 Proxy Statement	A-1

Note: The totals in the tables may not foot due to rounding.	2022	2021	2020

Normalized Common Equity [b]	$9.4	$12.9	$12.6

Other Comprehensive Income	(2,671.0)	153.0	594.0

Normalized Common Equity excluding OCI [c]	$12,092	$12,795	$11,792

Core Return on Tangible Common Equity [a] ÷ [b] ÷ 1,000	20.5%	24.3%	9.1%

Core ROTCE excl. OCI [a] ÷ [c] ÷ 1,000	16.0%	24.6%	9.5%

Original Issue Discount Amortization Expense ($ millions)

Core Original Issue Discount Amortization Expense (excl. accelerated OID)	$42	$38	$36
Other OID	11	11	13

GAAP Original Issue Discount Amortization Expense	$53	$49	$49

Outstanding Issue Discount Amortization Balance ($ millions)

Core Outstanding Original Issue Discount Amortization Balance (Core OID Balance)	$(841)	$(883)	$(1,027)
Other Outstanding OID Balance	(40)	(40)	(37)

GAAP Outstanding Original Issue Discount Balance	$(882)	$(923)	$(1,064)

Net Financing Revenue (ex. Core OID) ($ millions)

GAAP Net Financing Revenue	$6,850	$6,167	$4,703
Core OID	42	38	36

Net Financing Revenue (ex. Core OID) [a]	$6,892	$6,205	$4,739

Adjusted Other Revenue ($ millions)

GAAP Other Revenue	$1,578	$2,039	$1,983
Accelerated OID & Repositioning Items	-	131	-
Change in Fair Value of Equity Securities	215	7	(29)

Adjusted Other Revenue [b]	$1,793	$2,177	$1,954

Adjusted Total Net Revenue [a] + [b]	$8,685	$8,381	$6,692

Adjusted Tangible Book Value per Share

Numerator ($ billions)

GAAP Common Stockholder’s Equity	$10.5	$14.7	$14.7
Goodwill and Identifiable Intangible Assets, Net of Deferred Tax Liabilities	(0.9)	(0.9)	(0.4)

Tangible Common Equity	9.6	13.8	14.3
Tax-effected Core Original Issue Discount (21% starting 4Q17)	(0.7)	(0.7)	(0.8)

Adjusted Tangible Book Value [a]	$9.0	$13.1	$13.5

Denominator

Issued Shares Outstanding (period-end, thousands) [b]	299,324	337,941	374,674

Metric

GAAP shareholder’s equity per share	$43.0	$50.5	$39.2
Preferred Equity	(7.8)	(6.9)	-

GAAP Common Stockholder’s Equity per Share	$35.2	$43.6	$39.2
Goodwill and Identifiable Intangible Assets, Net of Deferred Tax Liabilities per Share	(3.0)	(2.8)	(1.0)

Tangible Common Equity per Share	$32.2	$40.8	$38.2
Tax-effected Core Original Issue Discount Balance (21% starting 4Q17) per Share	(2.2)	(2.1)	(2.2)

Adjusted Tangible Book Value per Share [a] ÷ [b]	$30.0	$38.7	$36.1

Ally believes that the non-GAAP financial measures here may be useful to readers, but these are supplemental to and not a substitute for GAAP financial measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP earnings per share for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common stockholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly

2023 Proxy Statement	A-2

impacted GAAP EPS, (2) adds back the tax-effected non-cash Core Original Issue Discount, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure, as applicable, for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable, for respective periods. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core Original Issue Discount.

Adjusted Tangible Book Value Per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to stockholders even if Core Original Issue Discount balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common stockholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs), (2) tax-effected Core Original Issue Discount balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable, for respective periods. In December 2017, tax-effected Core Original Issue Discount balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core Original Issue Discount balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate.

Core Net Income Available to Common Stockholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common stockholders adjusts GAAP net income available to common stockholders for discontinued operations net of tax, tax-effected Core Original Issue Discount expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable, for respective periods.

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for Original Issue Discount, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common stockholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings.

2023 Proxy Statement	A-3

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that support core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common stockholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

•

In the numerator of Core ROTCE, GAAP net income attributable to common stockholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to January 1, 2018 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

•	In the denominator, GAAP stockholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Core ROTCE excluding Other Comprehensive Income (Core ROTCE excl. OCI) is used for measuring performance under the PSUs granted in 2023. In addition to the adjustments described earlier for Core ROTCE, GAAP stockholder’s equity in the denominator of Core ROTCE excl. OCI is further adjusted for OCI balances.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core ROTCE, tangible common equity is further adjusted for Core OID balance and net deferred tax asset.

Net Financing Revenue (excluding OID) excludes Core OID.

Total Stockholder Value (TSV) is a non-GAAP financial measure that is defined as growth in adjusted TBVPS share plus dividends per share.

Measurement of Performance for PSUs

Consistent with the ICP, for purposes of measuring performance under the PSUs granted by the Company, the CNGC has excluded from Core ROTCE, Core ROTCE excl. OCI, and TSV the impact of designated items so that these performance goals reflect factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business.

For the PSUs granted in 2020, the designated items were—in each case, to the extent material and not taken into account in establishing the target levels—(1) litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters, (2) the effect of changes in law applicable to Ally which shall be measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law, (3) the effect of changes in accounting principles, including any related accounting restatements, (4) income, expenses, gains or losses from discontinued operations, (5) the charges and other costs and balance sheet impacts associated with any acquisition, divestiture, restructuring or pre-payment or other early retirement of outstanding debt, and, in the case of an acquisition, any income or loss associated with the acquired business or assets during the performance window, and (6) any items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP.

For the PSUs granted in 2021, 2022, and 2023, the designated items were—in each case, to the extent material and not taken into account in establishing the target levels—(1) litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters, (2) the effect of changes in law applicable to Ally which shall be measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law, (3) the

2023 Proxy Statement	A-4

effect of changes in accounting principles, including any related accounting restatements, (4) income, expenses, gains or losses from discontinued operations, (5) the charges and other costs and balance sheet impacts associated with any acquisition, divestiture, restructuring or pre-payment or other early retirement of outstanding debt, and, in the case of an acquisition, any income or loss associated with the acquired business or assets during the performance window, (6) any items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP, and (7) the charges and other costs associated with wars, terrorism, geopolitical incidents, natural disasters, pandemics, or similar conditions or events.

2023 Proxy Statement	A-5

ALLY FINANCIAL INC. 500 WOODWARD AVENUE MC: MI-01-10-CORPSEC DETROIT, MICHIGAN 48226 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - WWW.PROXYVOTE.COM/ALLY or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 2, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 2, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. STOCKHOLDER MEETING REGISTRATION To vote or attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D97136-P80596 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ALLY FINANCIAL INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Franklin W. Hobbs 1b. Kenneth J. Bacon 1c. William H. Cary 1d. Mayree C. Clark 1e. Kim S. Fennebresque 1f. Melissa Goldman 1g. Marjorie Magner 1h. David Reilly 1i. Brian H. Sharples 1j. Michael F. Steib 1k. Jeffrey J. Brown The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Advisory vote on executive compensation. 3. Ratification of the Audit Committee's engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2023. NOTE: If any other matter may be properly considered at the Annual Meeting, your proxy can exercise discretion in voting these shares on the matter. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com/ally.
D97137-P80596
ALLY FINANCIAL INC.
Annual Meeting of Stockholders
May 3, 2023
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Jeffrey J. Brown and Bradley J. Brown or either of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, all of the shares of common stock of ALLY FINANCIAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EDT on May 3, 2023, at the JW Marriott Charlotte, 600 South College Street, Charlotte, North Carolina 28202 and any adjournment or postponement thereof. This proxy revokes all prior proxies given by the stockholder(s).
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side